Execution Version

Exhibit 2.1

STOCK PURCHASE AGREEMENT

BY AND AMONG

TPI COMPOSITES, INC.,

COMPOSITE SOLUTIONS, INC.,

TPI, INC.

AND

CCI Global Water Fund LP

JUNE 17, 2024

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ANNEX AND EXHIBITS:

Annex A Definitions

Exhibit A Supply Agreement

Exhibit B Transition Services Agreement

SCHEDULES:

Schedule 1.01 Products

Schedule 1.02 Required Consents

Schedule 1.03 Current Assets and Current Liabilities

Schedule 6.01 Interim Operating Covenants

Schedule 6.12 Business Employees

Schedule 7.03(g) Employment

TPI Disclosure Schedule

“Certain schedules, exhibits and similar attachments have been omitted pursuant to Item 601(a)(5) of Regulation S-K. A copy of any omitted schedule or exhibit will be furnished supplementally to the staff of the Securities and Exchange Commission upon request.”

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STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of June 17, 2024, is entered into by and among TPI Composites, Inc., a Delaware corporation (together with any successors or permitted assigns, “TPIC”), Composite Solutions, Inc., a Delaware corporation and wholly-owned subsidiary of TPIC (“CSI”), TPI, Inc., a Delaware corporation and wholly-owned subsidiary of CSI (together with any successors or permitted assigns, “TPI”) and CCI Global Water Fund LP, a Delaware limited partnership (together with any successors or permitted assigns, “CCI”). Each of the foregoing is sometimes referred to herein as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, CSI owns one hundred percent (100%) of the issued and outstanding shares of capital stock of TPI (the “Shares”);

WHEREAS, TPI is engaged in the development, commercialization and implementation of the Products (the “Business”);

WHEREAS, subject to the terms and conditions herein, CCI desires to purchase from CSI, and CSI desires to sell to CCI, all of the Shares;

NOW THEREFORE, in consideration of the mutual agreements, covenants and conditions set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereto agree as follows:

Article I
Purchase and SALE

Section 1.01 Agreement to Sell and Purchase. Upon the basis of the representations and warranties, for the consideration, and subject to the terms, covenants and conditions set forth in this Agreement, CSI agrees to sell the Shares to CCI and CCI agrees to purchase the Shares from CSI, free and clear of all Encumbrances except for Permitted Encumbrances, at the Closing for the Purchase Price.

Section 1.02 Closing Date. Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place remotely by electronic mail or other the electronic exchange of documents and signatures no later than five (5) Business Days after the last of the conditions to Closing set forth in Article VII have been satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), or at such other time or on such other date as the Parties may mutually agree upon in writing (the day on which the Closing takes place being the “Closing Date”). The Closing will be deemed effective as of 12:00 a.m. Eastern Time on the Closing Date.

Section 1.03 Purchase Price. In consideration for the Shares and the fulfillment of the obligations set forth herein, on the Closing Date, CCI shall pay to CSI cash in the amount of $1.00 by wire transfer of immediately available funds to an account designated by TPIC (the “Purchase Price”).

Section 1.04 Closing Deliverables. At the Closing, (a) CCI will deliver to TPIC, CSI and TPI the various certificates, instruments, documents and payments referred to in Section 7.02(c) and (b) TPIC, CSI and TPI will deliver to CCI the various certificates, instruments and documents, as applicable for each entity, referred to in Section 7.03(e).

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Section 1.05 Withholding. CCI, TPI and their Affiliates (“Withholding Party”) shall be entitled to deduct and withhold from any amounts payable or deliverable under this Agreement such amounts as are required to be withheld under the Code or any provision of U.S. federal, state or local, or non-U.S. Tax Laws; provided, that the Withholding Party shall use commercially reasonable efforts to give CSI notice prior to Closing of any intent to withhold any amounts otherwise payable pursuant to this Agreement with respect to the Shares and the Parties agree to reasonably cooperate to reduce or eliminate any such withholding to the extent permissible under applicable Tax Law. Any such withheld amounts that are remitted to the applicable Taxing Authority shall be treated for all purposes under this Agreement as having been paid to the person to whom such amounts would have otherwise been paid.

Article II
Representations and Warranties CONCERNING TPI

Except as otherwise set forth in the TPI Disclosure Schedule, TPI hereby represents and warrants to CCI that, as of the date hereof and as of the Closing Date (except to the extent that such representations and warranties speak as of another date, in which case, as of such date):

Section 2.01 Organization and Qualification. TPI is (a) a corporation duly formed, validly existing and in good standing under the Laws of the State of Delaware and (b) duly qualified and licensed to do business in each state or other jurisdiction in which the properties owned, leased or operated by it, the nature of the business conducted by it or in which the actions required to be performed by it hereunder, makes such qualification or licensing necessary, except in the case of this clause, (b) where the failure to be so qualified or licensed would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on TPI’s ability to perform its obligations under, or to consummate the transactions contemplated by, this Agreement or any other Transaction Document, in accordance with the terms hereof and thereof.

Section 2.02 Authority and Ownership. TPI has the corporate power and authority to execute and deliver this Agreement and each other Transaction Document to be delivered by TPI, and to carry out its obligations under this Agreement and each such other Transaction Document. Further (a) the execution, delivery and performance of this Agreement and each other Transaction Document to be delivered by TPI, and the consummation of the transactions contemplated under this Agreement and each such other Transaction Document have been duly authorized and approved by all requisite corporate action of TPI, (b) no other corporate act or proceeding on the part of TPI or its stockholders is necessary to authorize the execution, delivery or performance of this Agreement or any such other Transaction Document and (c) assuming the due authorization and valid execution by CCI and any other applicable parties, this Agreement and each such other Transaction Document to which TPI is a party is a legal, valid, binding and enforceable obligation of TPI, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereinafter in effect relating to creditors’ rights generally, general equity principles (whether considered in a Proceeding in equity or at Law) and consideration of public policy.

Section 2.03 Real Property.

(a) TPI does not own any real property in fee simple.

(b) Schedule 2.03(b) sets forth a true, complete and correct list, as of the date of this Agreement, of all real property that TPI has a leasehold or sub-leasehold estate in, or is granted the right to use or occupy (“Leased Real Property”). Other than the Leased Real Property, TPI does not lease, sublease or license any real property. Schedule 2.03(b) sets forth a list, as of the date of this Agreement, of all leases, subleases, concessions and licenses related to the Leased Real Property (collectively, “Leases”), the name of each lessor and the address for each such Leased Real Property. True, complete and correct copies of

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each Lease, including all amendments, modifications, extensions, renewals and guarantees with respect thereto, have been delivered or made available to CCI. Except as set forth on Schedule 2.03(b), TPI has a valid, binding and enforceable leasehold estate in, and enjoys peaceful an undisturbed possession of, the Leased Real Property. TPI and, to TPI’s Knowledge, each other party to each Lease, has performed in all material respects all obligations required to be performed by it and is not in breach of, or default under, any of the Leases. None of the Leases have been terminated or been repudiated. All Leases are valid and in full force and effect, constitute legal, valid and binding obligations of TPI and, to TPI’s Knowledge, each other party thereto, and are enforceable in accordance with their respective terms. TPI is not in receipt of any written claim of default or breach under, any of the Leases. TPI has not received any written notice from (or delivered any notice to) any Governmental Entity regarding any violation of any Law applicable to the Leased Real Property and TPI does not have actual knowledge of any such violations. To TPI’s Knowledge, the Leased Real Property and its current use, occupancy, and operation and the improvements located thereon do not constitute a nonconforming (other than legal nonconforming) use or structure under, and are not in violation in any material respect of, any applicable building, zoning, subdivision, or other land use or similar law, does not encroach upon any real property of, or easement held by, any other person in a manner that is not otherwise permitted.

(c) Except as set forth on Schedule 2.03(c), to TPI’s Knowledge, there (i) have been no Proceedings or Claims, including taking, rezoning, condemnation, eminent domain or similar proceedings, related to the Leased Real Property (including Claims by any adjacent property owners relating to the use or operation by TPI of the Leased Real Property), and (ii) are no pending or threatened Proceedings or Claims, including taking, rezoning, condemnation, eminent domain or similar proceedings, related to the Leased Real Property (including Claims by any adjacent property owners relating to the use or operation by TPI of the Leased Real Property).

Section 2.04 Property; Condition. Without duplication of the representations and warranties set forth in Section 2.03:

(a) Other than as set forth on Schedule 2.04(a), TPI owns and holds good and valid title to, or, as appliable, a valid leasehold interest in or license to or rights under (as the case may be) all material personal property used in relation to any portion of the Business, free and clear of all Encumbrances except for Permitted Encumbrances. There are no preferential rights to purchase any material portion of such assets related to the business in favor of any Person.

(b) The furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property of TPI are in good operating condition and repair in all material respects (taking age and ordinary wear and tear into account), and, as of the date of this Agreement, there is no existing physical impediment, damage or structural defect or other condition in connection with the tangible personal property of TPI that would materially impair the current use, ownership or operations of the such tangible personal property. The furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property currently owned or leased by TPI, together with all other properties and assets of TPI and the rights of TPI pursuant to the Transition Services Agreement, the Supply Agreement and the Rhode Island Facility Sublease, are sufficient for the continued conduct of TPI’s business after the Closing in substantially the same manner as conducted immediately prior to the Closing (as modified by the Transition Services Agreement, the Supply Agreement and the Rhode Island Facility Sublease).

Section 2.05 Employee Benefit Matters.

(a) Schedule 2.05(a) contains a true and complete list, as of the date of this Agreement, of each pension, benefit, retirement, compensation, employment, consulting, profit-sharing, deferred compensation, incentive, bonus, performance award, phantom equity, stock or stock-based, change in

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control, retention, severance, vacation, paid time off (PTO), medical, vision, dental, disability, welfare, Code Section 125 cafeteria, fringe-benefit and other similar agreement, plan, policy, program or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not tax-qualified and whether or not subject to ERISA, which is or is required to be contributed to or maintained by TPI for the benefit of any current or former employee, officer, director, retiree, individual service provider of the Business or any spouse or dependent of such individual, or under which TPI has or may have any Liability, or with respect to which TPI or any of its Affiliates would reasonably be expected to have any Liability but excluding, for the avoidance of doubt, in each case, any such arrangements which are (i) maintained, sponsored, contributed to, or required to be contributed to by any entity, including any professional employer organization, treated as a co-employer with TPI, for the benefit of any current or former employee, officer, director, retiree, independent contractor or consultant of TPI or any spouse or dependent of such individual, and (ii) arrangements mandated by statute (as listed on Schedule 2.05(a), each, a “Benefit Plan”).

(b) With respect to each Benefit Plan, accurate, current and complete copies of each of the following have been made available to CCI, to the extent applicable: (i) where the Benefit Plan has been reduced to writing, the plan document together with all material amendments; (ii) where the Benefit Plan has not been reduced to writing, a written summary of all material plan terms; (iii) where applicable, copies of any trust agreements or other funding arrangements, custodial agreements, insurance policies and contracts, administration agreements and similar agreements, and investment management or investment advisory agreements, now in effect; or (iv) in the case of any Benefit Plan that is intended to be qualified under Section 401(a) of the Code, a copy of the most recent determination, opinion or advisory letter from the Internal Revenue Service and any legal opinions issued thereafter with respect to such Benefit Plan’s continued qualification.

(c) There has been no amendment to or change in employee participation or coverage under, any Benefit Plan or collective bargaining agreement that would increase the annual expense of maintaining such plan above the level of the expense incurred for the most recently completed fiscal year (other than on a de minimis basis) with respect to any director, officer, employee, individual service provider of the Business, as applicable. Neither TPI nor any of its Affiliates has any commitment or obligation or has made any representations to any director, officer, employee, consultant or individual service provider of the Business, whether or not legally binding, to adopt, amend, modify or terminate any Benefit Plan or any collective bargaining agreement.

(d) Each Benefit Plan is currently and has always been established, maintained, administered and operated in all material respects in accordance with its terms and in compliance with all applicable Laws (including ERISA, the Code and the Health Care and Education Reconciliation Act of 2010) in all material respects. Each Benefit Plan intended to qualify under Section 401(a) of the Code has received a determination letter or may rely upon an opinion letter issued by the IRS to the effect that each such Benefit Plan is so qualified and that each related trust is exempt from tax pursuant to Section 501(a) of the Code, and to TPI’s Knowledge, no facts or circumstances exist that would reasonably be likely to result in the disqualification of such Benefit Plan or loss of tax exempt status for such related trust. The representations in this Section 2.05(d) are the sole representations made by TPI with respect to the compliance with Laws of its Benefit Plans.

(e) Neither TPI nor any ERISA Affiliate sponsors, maintains, participates in, or contributes to, have ever sponsored, maintained, participated in, or contributed to, or has any liability (contingent or otherwise) with respect to: (i) a plan subject to the minimum funding standards of Section 302 of ERISA or Section 412 of the Code or Title IV of ERISA; (ii) a “multiemployer plan” (within the meaning of Section

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3(37) of ERISA); (iii) a “multiple employer plan” (within the meaning of Section 413 of the Code); or (iv) a “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA).

(f) No Benefit Plan provides health or welfare benefits or coverage beyond termination of service or retirement, other than as required under Section 4980B of the Code (and at the individual’s sole expense), and neither TPI nor any ERISA Affiliate has made a written or oral representation promising such health or welfare benefits or coverage.

(g) The execution of, and performance of the transactions contemplated in, this Agreement will not (either alone or upon the occurrence of any additional or subsequent events) (i) result in any compensation or benefit (whether of severance pay or otherwise) becoming due or payable, or required to be provided, to any current or former director, officer, employee or other individual service provider of the Business or result in any forgiveness of indebtedness with respect to any such Person, (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any current or former director, officer, employee or other individual service provider of the Business, (iii) result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation or (iv) limit the ability of TPI or any of its Affiliates to amend, modify, terminate or transfer the assets of any Benefit Plan.

(h) Each Benefit Plan that is subject to Section 409A of the Code has been administered in compliance with its terms and the operational and documentary requirements of Section 409A of the Code and all applicable regulatory guidance (including, notices, rulings and proposed and final regulations) thereunder, in each case, in all material respects. Neither TPI nor any of its Affiliates has any obligation to gross up, indemnify or otherwise reimburse any individual for any excise taxes, interest or penalties incurred pursuant to Section 409A of the Code.

Section 2.06 Employment Matters.

(a) Schedule 2.06(a)(i) contains a list of all persons who are employees of TPI as of the date hereof, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full-time or part-time); (iii) hire date; (iv) classification by TPI for purposes of the Fair Labor Standards Act; (v) compensation rate (hourly rate for non-exempt employees and annual salary for exempt employees); (vi) total 2023 commission, bonus or other incentive-based compensation; (vii) anticipated 2024 commission, bonus, or other incentive-based compensation; (viii) active/inactive status (and if inactive, start date of leave and expected return to work date); (ix) union membership (if any); and (x) work location (city, state). Schedule 2.06(a)(ii) contains a list of all natural persons who are independent contractors or consultants that have provided services to TPI in 2023 or 2024, and sets forth for each such contractor or consultant the following: (t) name; (u) description of services; (v) start date and term of services (as applicable); (w) compensation arrangement; (x) location (state); (y) whether the relationship is governed by a contract; and (z) approximate fees paid to date in 2024.

(b) Except as set forth on Schedule 2.06(b), TPI is not and has never been a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a union, works council or labor organization and there is not, and has never been any union, works council or labor organization representing or, to TPI’s Knowledge, purporting to represent any employee of TPI. There has not been, nor, to TPI’s Knowledge, has there ever been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor activity or dispute.

(c) TPI is, and for the past three (3) years has been, in compliance in all material respects with all applicable Laws pertaining to employment and employment practices, including all such Laws relating

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to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence, paid sick leave, the Worker Adjustment and Retraining Notification Act, work authorization, and unemployment insurance. Except as would not result in material liability for TPI: (i) all individuals characterized and treated by TPI as consultants or independent contractors within the past three (3) years are and have been properly treated as independent contractors under all applicable Laws; and (ii) all employees classified as exempt under the Fair Labor Standards Act and state and local wage and hour Laws within the past three (3) years are and have been properly classified. Other than as set forth on Schedule 2.06(c), there are no material Actions against TPI pending, nor to TPI’s Knowledge, threatened to be brought or filed, by or with any Governmental Entity or arbitrator in connection with the employment of any current or former applicant, employee, consultant or independent contractor, including, without limitation, any charge or claim relating to unfair labor practices, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, employee classification, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence, paid sick leave, unemployment insurance or any other employment related matter arising under applicable Laws. The representations in Sections 2.06(c), (d) and (e) are the sole representations made by TPI with respect to the compliance with Laws of its Benefit Plans.

(d) TPI has completed and retained I-9 Forms for each current and former employee during the past three (3) years in accordance in all material respects with applicable Law, and, to TPI’s Knowledge, all of the employees that are resident in the United States are authorized to work in the United States.

(e) To TPI’s Knowledge, (i) no employee of TPI is in breach or default of any restrictive covenant, non-compete agreement, non-solicitation agreement, confidentiality or non-disclosure agreement with TPI or with any other Person as a result of or in connection with the employee’s performance of services for TPI; and (ii) TPI has not hired any employee in violation of any restrictive covenant, non-compete agreement, non-solicitation agreement or confidentiality or non-disclosure agreement to which such employee is a party.

Section 2.07 Intellectual Property; Data Privacy.

(a) TPI is the sole owner of all right, title and interest in and to the TPI Intellectual Property and has all necessary licenses, rights, permissions and authorizations to use the Intellectual Property licensed or otherwise used in relation to the Business, including, without limitation, all required computer software licenses free and clear of all Encumbrances, other than Permitted Encumbrances. The TPI Intellectual Property constitutes all non-tangible property, rights, or intellectual property rights necessary for the operation of the Business as presently conducted, provided that the representation and warranty in this clause (a) is made to TPI’s Knowledge with respect to the patents of others. The consummation of the transactions contemplated herein will not result in loss or impairment of TPI’s right to own, use, or hold for use any TPI Intellectual Property.

(b) For a period of six (6) years prior to the date hereof, (i) TPI has not, and the operation of the Business has not, interfered with, infringed upon, misappropriated, violated or otherwise come into conflict with any Intellectual Property of any Third Party, provided that the representation and warranty in this clause (b) is made to TPI’s Knowledge with respect to the patents of others and (ii) to TPI’s Knowledge, no Third Party has interfered with, infringed upon, misappropriated or otherwise come into conflict with any TPI Intellectual Property. As of the date hereof, there are no pending Claims, including but not limited to litigation, arbitration, opposition proceedings, petitions to cancel, interferences, administrative

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proceedings, demand letters, cease and desist letters, or other demands, challenges, or disputes of any nature challenging, impacting, or involving the TPI Intellectual Property, or TPI’s rights therein. The representations in this Section 2.07(b) are the sole representations made by TPI with respect to the infringement, misappropriation or violation of any Intellectual Property rights.

(c) Schedule 2.07(c) attached hereto identifies, as of the date of this Agreement, each patent, trademark, copyright or other registration, including domain registrations, included in the TPI Intellectual Property, identifies each pending application or application for registration included in the TPI Intellectual Property and identifies each material license, agreement or other permission that TPI or its Affiliates have granted to any Third Party with respect to any of the TPI Intellectual Property (together with any exceptions thereto) (other than any (i) employee, contractor, and consulting agreements entered into in the ordinary course of business, substantially in the form of TPI’s form of employee, contractor, or consulting confidentiality and invention assignment agreements, copies of which have been provided to CCI, (ii) customer agreements entered into in the ordinary course of business, substantially in the form of TPI’s form customer agreement, copies of which have been provided to CCI, (iii) agreements where any license of any Intellectual Property is incidental to such agreement, such as licenses to use feedback and suggestions and licenses authorizing the use of brand materials for marketing purposes, (iv) nondisclosure agreements entered into in the ordinary course of business, and (v) non-exclusive licenses granted to service providers in the ordinary course of business for the sole purpose of providing services to TPI). Schedule 2.07(c) also identifies each trade name or unregistered trademark, and licenses of Intellectual Property rights, including software licenses, used in the Business (other than (A) non-exclusive retail shrink-wrap or click-wrap license for off-the-shelf software that is generally available on a commercial basis and has an annual consideration of less than $25,000, (B) licenses for open source software, (C) agreements where any license of any Intellectual Property is incidental to such agreement, such as licenses to use feedback and suggestions and licenses authorizing the use of brand materials for marketing purposes, (D) employee, contractor, and consulting agreements entered into in the ordinary course of business, substantially in the form of TPI’s forms of employee, contractor, or consulting confidentiality and invention assignment agreements, copies of which have been provided to CCI, and (E) nondisclosure agreements entered into in the ordinary course of business). With respect to each item of Intellectual Property required to be identified therein: (1) the item is not subject to any outstanding injunction, governmental Order, ruling or charge; and (2) no Proceeding is pending or, nor to each of TPI’s Knowledge, is threatened which challenges the legality, validity, enforceability, use or ownership of the item. All required filings and fees related to each item of Intellectual Property required to be identified in Schedule 2.07(c) have been filed and paid to the relevant Governmental Entity and authorized registrars.

(d) TPI has taken commercially reasonable and customary steps to protect its rights in confidential information, trade secrets, know how, inventions, confidential manufacturing methods and the like relating to the Business (the “TPI Confidential Information”). All current and former employees, consultants, and independent contractors of TPI have signed and executed written non-disclosure, non-use and confidentiality agreements prohibiting such individual from the use or disclosure of any TPI Confidential Information. To TPI’s Knowledge, no TPI Confidential Information has been disclosed to any Person other than pursuant to a written non-disclosure, non-use, and confidentiality agreement prohibiting such Person from the use or disclosure of any such TPI Confidential Information.

(e) TPI has taken actions reasonably necessary to maintain and protect all of the TPI Intellectual Property. Upon creation, authorship, conception or development of any Intellectual Property by any current or former employee, consultant, or independent contractor of TPI, the sole ownership of any such Intellectual Property automatically vests in TPI, or, to the extent such Intellectual Property does not automatically vest in TPI, such employee, consultant, or independent contractor has signed and executed a written agreement assigning to TPI any ownership interest the individual may have in such Intellectual Property.

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(f) TPI and its Affiliates are in compliance in all material respects with any and all of their publicly posted privacy policies, provisions of Contracts, and any Laws relating to privacy, data protection, anti-spam, in each case related to the protection of Personal Information in connection with the Business. Neither TPI nor its Affiliates have been notified in writing of and are not the subject of any known regulatory investigation or Proceeding alleging a violation of any such policies, provisions or Laws related to the Business. TPI and its Affiliates have not been notified, and to TPI’s Knowledge there have been no facts or circumstances that would require TPI or its Affiliates to notify a Governmental Entity or other Person of any unauthorized access to or disclosure of Personal Information or any use, collection, disclosure, or exploitation of any such information in violation of applicable Laws. To TPI’s Knowledge, there are no valid, unsatisfied requests from any Person to TPI or its Affiliates seeking to exercise any data protection or privacy rights relating to Personal Information (such as rights to access, rectify, or delete Personal Information, to restrict or object to processing of Personal Information, or relating to data portability).

Section 2.08 No Brokers Fees. Except as set forth on Schedule 2.08, neither TPI nor any of its Affiliates have incurred any obligation or liability, contingent or otherwise, for brokers’ or finders’ fees in connection with the transactions contemplated by this Agreement for which CCI shall have any responsibility or liability.

Section 2.09 Liabilities. Schedule 2.09 sets forth an aging of accounts payable of the Business as of April 30, 2024. As of the date of this Agreement, TPI does not have any material liabilities or obligations, whether accrued, absolute, contingent, matured, unmatured or otherwise (whether due or to become due), other than: (a) those set forth or adequately provided for in the Financial Statements; (b) those set forth on Schedule 2.09; (c) those incurred in the ordinary course of business since April 30, 2024; and (d) those incurred pursuant to or in connection with the execution, delivery or performance of this Agreement.

Section 2.10 Financial Statements; Working Capital.

(a) Schedule 2.10(a) sets forth the Business’ unaudited balance sheet and statement of profits and losses for the fiscal year ending December 31, 2023 and for the four month period ending April 30, 2024 (the “Financial Statements”). The Financial Statements have been prepared in the manner and on a basis consistent with TPI’s historical accounting practices applied on a consistent basis with TPI’s “billings” basis of accounting used to manage the day-to-day operations of the business. The Financial Statements fairly present the financial condition of the Business as of the date they were prepared and the result of the operations of the Business for the period indicated.

(b) TPI, CSI and TPIC and its officers and directors are in compliance with the applicable provisions of the Sarbanes-Oxley Act of 2002 (“SOX”). The yearly audits conducted as a requirement for compliance with SOX have provided reasonable assurances regarding the reliability of the Financial Statements.

(c) As of May 31, 2024, the TPI Working Capital was $3,940,273.

Section 2.11 Accounts Receivable. To TPI’s Knowledge, each of the accounts receivable of the Business included in the calculations of TPI Working Capital constitutes a valid obligation in the full amount thereof against the debtor charged therewith on the books of TPIC, CSI, or TPI, as applicable, and is enforceable in accordance with its terms; provided, that the foregoing is not a representation as to the collectability of any such accounts receivable.

Section 2.12 Customers and Suppliers.

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(a) Schedule 2.12(a) lists the ten (10) largest customers of the Business for the twelve (12) month period ended December 31, 2023 in terms of the dollar amount received by TPI from such customer during such period, and sets forth opposite the name of each such customer the approximate dollar amount received by the Business from such customer for such period (such customers, “Material Customers”). Except as set forth in Schedule 2.12(a), as of the date of this Agreement, no Material Customer has given written notice to the effect (or threatened in writing or, to TPI’s Knowledge, orally) that such customer will (i) terminate or materially reduce the services to be performed by the Business for such Material Customer, (ii) terminate, cancel or materially reduce payment to the Business or (iii) materially and adversely modify the terms of its relationship with the Business in each case, whether as a result of the consummation of the transactions contemplated hereby or otherwise. Except as set forth in Schedule 2.12(a), as of the date of this Agreement, TPI is not engaged in any material dispute with any Material Customer outside the ordinary course of business.

(b) Schedule 2.12(b) lists the vendors of the Business that are the subject of the Supply Agreement (“Material Suppliers”). Except as set forth on Schedule 2.12(b), as of the date of this Agreement, no Material Supplier has given written notice to the effect (or threatened in writing or, to TPI’s Knowledge, orally) that such Material Supplier will (i) terminate its relationship with TPI, (ii) materially decrease the rate of selling to TPI, or (iii) materially and adversely modify the terms of its relationship with TPI in each case, whether as a result of the consummation of the transactions contemplated hereby or otherwise. Except as set forth on Schedule 2.12(b), as of the date of this Agreement, TPI is not engaged in any material dispute with any Material Supplier outside the ordinary course of business.

Section 2.13 No Pending or Threatened Action or Proceeding. There is no material Action or Proceeding pending, or to TPI’s Knowledge, threatened against TPI that seeks to prohibit or restrain the transactions contemplated hereby or that would otherwise materially adversely impact TPI. TPI is not under any Order that would reasonably be expected to materially adversely impact the operation of the Business or TPI’s ability to perform its obligations under this Agreement or any other Transaction Document, in accordance with the terms hereof and thereof.

Section 2.14 Non-Contravention. Except as set forth in Schedule 2.14, the execution, delivery and performance of this Agreement and the other Transaction Documents by TPI: (a) do not conflict with or violate its organizational documents or any resolution of its stockholders or board of directors; (b) do not require any consent, approval or notice to or from any Governmental Entity; (c) do not violate any provision of Law or any Order; (d) do not conflict with, violate or result in a breach of or event of default, or give rise to any right of termination, cancellation or acceleration under, any of the terms, conditions or provisions (in each case, with or without notice or lapse of time, or both), of any TPI Material Contract or any other instrument binding upon TPI, or subject any of the material assets of TPI to any Encumbrance other than Permitted Encumbrances, in any case under this clause (d), that would reasonably be expected to have a material adverse effect on the operation of the Business or TPI’s ability to perform its obligations under this Agreement or any other Transaction Document, in accordance with the terms hereof and thereof; and (e) do not require a consent under any TPI Material Contract or any other instrument binding upon TPI, in any case under this clause (e), that if not obtained would reasonably be expected to have a material adverse effect on the operation of the Business or TPI’s ability to perform its obligations under this Agreement or any other Transaction Document, in accordance with the terms hereof and thereof.

Section 2.15 Compliance with Laws; Permits. Without duplication of the representations and warranties set forth in Section 2.03:

(a) Except as set forth in Schedule 2.15(a), (i) TPI is, and for the past three (3) years has been, operating in compliance in all material respects with all Laws and Orders applicable to TPI, and (ii) TPI

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has not received written notice by any Governmental Entity of any violation of Law that remains unresolved.

(b) Schedule 2.15(b) sets forth a true and complete list, as of the date of this Agreement, of all Permits. Except as set forth in Schedule 2.15(b), TPI is, and for the past three (3) years has been, in compliance, in all material respects, with Permits and no event has occurred which, with the passing of time or giving of notice, or both, would constitute a default or violation, in any material respect, of any term, condition or provision of any such Permit.

Section 2.16 Taxes.

(a) For the purposes of this Section 2.16, all references to TPI shall also include references to its subsidiary, TPI Composites LLC.

(b) TPI has timely and properly filed (including any applicable extensions of time permitted by Law) all income and other material Tax Returns which it has been required to file under applicable Laws, and all such Tax Returns are true, complete and correct in all material respects and have been prepared in compliance with all applicable Laws. TPI has timely and properly paid all material Taxes due and owing by it (whether or not such Taxes are shown or required to be shown on a Tax Return). Each Affiliated Group has filed all income Tax Returns that it was required to file for each taxable period during which TPI was a member of the group. All income Taxes owed and payable by any Affiliated Group (whether or not shown on any Tax Return) have been paid for each taxable period during which TPI was a member of the group.

(c) All material Taxes that TPI is required to collect or withhold have been duly and timely collected or withheld and have been duly and timely paid to the proper Taxing Authority. TPI has materially complied with all information reporting requirements related to Taxes, and all IRS Forms W-2 and 1099 (and any comparable forms under state, local and foreign Tax Law) required with respect thereto have been properly completed and timely filed.

(d) TPI has not waived any statute of limitations with respect to any Taxes or agreed to or applied for any extension of time for filing any Tax Return which has not been filed, and no such Person has requested or consented to extend to a date later than the Closing Date the period in which any Tax may be assessed or collected by any Taxing Authority. No Affiliated Group has waived any statute of limitations in respect of any income Taxes or agreed to any extension of time with respect to a income Tax assessment or deficiency for any taxable period during which TPI was a member of the Affiliated Group.

(e) No Tax Return of TPI has been the subject of an audit, administrative, judicial or other Proceeding related to Taxes by a Governmental Entity, and there is no foreign, U.S. federal, state or local audit, administrative, judicial or other Proceeding relating to TPI’s Taxes or Tax Returns pending, in progress or threatened in writing by any Governmental Entity. TPI (or an Affiliate of TPI) has not received from any foreign, U.S. federal, state or local Taxing Authority (including jurisdictions where TPI has filed Tax Returns) any of the following with respect to TPI (i) a written notice indicating an intent to open an audit or other review, (ii) a written request for information related to Tax matters or (iii) a written notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted or assessed by any Taxing Authority against TPI. No written notice has been received by TPI (or an Affiliate of TPI) from a Taxing Authority in a jurisdiction where TPI does not file Tax Returns that TPI is or may be subject to Taxes assessed by such jurisdiction. There is no dispute or claim concerning any income Tax liability of any Affiliated Group for any taxable period during which TPI was a member of the group claimed or raised by any authority in writing.

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(f) There are no Encumbrances for Taxes (other than Permitted Encumbrances) upon the assets of TPI.

(g) TPI uses, and has always used, the accrual method of accounting.

(h) TPI has not been a party to a transaction that is a “listed transaction,” as such term is defined in Code Section 6707A(c)(1) and Treasury Regulation Section 1.6011-4(b)(1).

(i) TPI (i) has not been a member of an Affiliated Group or filed or been included in a combined, consolidated or unitary income Tax Return other than a group the common parent of which is TPIC and (ii) has no Liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or similar provision of Law), as a transferee or successor, by contract (other than such agreements entered into in the ordinary course of business that are not primarily related to Taxes), or otherwise required by Law.

(j) TPI is not a party to or bound by any Tax-sharing, allocation, indemnification or similar contracts (other than such agreements entered into in the ordinary course of business that are not primarily related to Taxes).

(k) TPI is not a party to any joint venture, partnership or other arrangement that is treated as a partnership for Tax purposes.

(l) Neither TPI nor CCI (nor any equityholder of CCI) will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of any (i) change in method of accounting, including under Section 481(a) of the Code (or any predecessor provision or any similar provision of state, local, U.S. federal or foreign Tax Law), or use of the cash method or an improper method of accounting, for a taxable period ending on or prior to the Closing Date, (ii) “closing agreement”, as described in Section 7121 of the Code (or any corresponding provision of state, local or foreign income Tax Law) executed on or before Closing, (iii) prepaid amount or deferred revenue received on or prior to the Closing Date or accounts receivable earned on or prior to the Closing Date, (iv) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, or non-U.S. Tax Law), or (v) installment sale or open transaction disposition made on or prior to the Closing Date.

(m) TPI has never distributed shares of another Person nor had its shares distributed by another Person in a transaction that was intended or purported to be governed in whole or in part by Section 355 or Section 361 of the Code.

(n) There is no power of attorney given by or binding upon TPI with respect to Taxes for any period for which the statute of limitations (including any waivers or extensions) has not yet expired that is currently in effect.

(o) TPI has properly collected all sales and use Taxes required to be collected in the time and manner required by any applicable Law and remitted all such sales Taxes (and use Taxes due and payable) to the applicable Taxing Authority in the time and in the manner required by any applicable Law and (ii) collected and maintained all resale certificates and other documentation required to qualify for any exemption from the collection of sales and use Taxes.

(p) TPI has not (i) deferred, extended or delayed the payment of the employer’s share of any “applicable employment taxes” under Section 2302 of the CARES Act or “Applicable Taxes” as defined in IRS Notice 2020-65, as modified by the Section 274 of Division N of the CCA, (ii) received or applied for

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any credits under Sections 7001 through 7005 of the Families First Coronavirus Response Act (Pub. L. 116-127), Section 2301 of the CARES Act (as modified by Section 206 of Division EE of the CCA), or Section 3134 of the Code, or Section 303 of Division EE of the CCA, or (iii) sought, and does not intend to seek, a covered loan under paragraph (36) of Section 7(a) of the Small Business Act (15 U.S.C. 636(a)), as added by Section 1102 of the CARES Act and as modified by Section 311 of Division N of the CCA.

(q) TPI has been at all times since its formation (i) a “C” corporation for United State federal income tax purposes and (ii) a member of a consolidated group with TPIC being the parent entity of the consolidated group and has been included as part of the consolidated return that TPIC files for the consolidated group.

(r) TPI Composites LLC has been at all times since its formation wholly owned by TPI and disregarded as separate from TPI for U.S. federal income tax purposes and applicable state and local tax purposes and TPI Composites LLC is the only entity in which TPI has ever owned interests.

(s) TPI is not and has not ever been during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, a “United States real property holding corporation” within the meaning of section 897(c)(2) of the Code.

(t) CSI’s ownership of the Shares meets the requirements of Section 1504(a)(2) of the Code. TPIC files a consolidated federal income Tax Return that includes TPI.

(u) Since December 31, 2023, TPI has not made (inconsistent with its past practices), revoked or changed any Tax election, changed (or requested any Governmental Entity to change) any annual accounting period, adopted or changed (or requested any Governmental Entity change) any method, policy or practice of accounting, filed any amended Tax Return, entered into any settlement or closing agreement relating to any Tax, settled any proceeding in respect of a material amount Taxes, settled any material Tax claim or assessment, surrendered any right to claim a material Tax refund (other than through the passage of time), prepared any Tax Return in a manner inconsistent with the past practices of TPI, or requested a ruling with respect to Taxes.

Notwithstanding the foregoing provisions of this Section 2.16, neither TPI, TPIC nor CSI make any representation or warranty regarding the amount, value or condition of, or any limitation on, any Tax asset or attribute of the TPI, including, but not limited to, net operating losses (each, a “Tax Attribute”), or the ability of CCI or any of its Affiliates (including the surviving corporation) to utilize such Tax Attributes after the Closing.

Section 2.17 Material Contracts.

(a) Except as set forth on Schedule 2.17(a) (other than any Benefit Plans, Leases, Permits, nonexclusive Third Party intellectual property licenses for services, systems, or software disclosed or as contemplated by this Agreement or any other Transaction Document), as of the date of this Agreement, TPI is not a party to, and its assets or properties are not bound by, any:

(i) contract that constitutes a non-competition agreement, covenant not to compete or any similar agreement that purports to materially restrict or prohibit the manner of operations of TPI;

(ii) contract that is a material settlement, conciliation or similar agreement with any Governmental Entity or a Third Party that contains any obligations that have not been performed in full;

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(iii) contract requiring TPI or any of its Affiliates to exclusively source any good or service from any Person or requiring any Person to exclusively source any good or service from TPI or any of its Affiliates for inputs to the Products;

(iv) contract between or among TPI or any of its Affiliates on the one hand and Affiliates of TPI or any of its Affiliates on the other hand;

(v) contract with a Material Customer or a Material Supplier;

(vi) contract that requires TPI to purchase its total requirements of any product or service from a Third Party or that contain “take or pay” provisions;

(vii) contract for indebtedness, credit support, guarantee, letter of credit, indemnification, or creating, granting or resulting in an Encumbrance on TPI’s material assets that will be binding on TPI post-Closing;

(viii) contract with a Governmental Entity;

(ix) contract for the sale of any material assets, or the grant to any person of any right to purchase such assets, in each case, that will be binding on TPI post-Closing, other than in the ordinary course of business consistent with past practices; or

(x) contract that is material to TPI and not otherwise disclosed pursuant to this Section 2.17(a) (the foregoing Contracts, the “TPI Material Contracts”).

(b) True, correct and complete copies of all TPI Material Contracts have been made available to CCI. Except as set forth on Schedule 2.17(b), as of the date of this Agreement, (i) each TPI Material Contract is in full force and effect and is valid, binding and enforceable against TPI and, to TPI’s Knowledge, the other party to such TPI Material Contract, in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereinafter in effect relating to creditors’ rights generally, general equity principles (whether considered in a Proceeding in equity or at Law) and consideration of public policy; (ii) TPI is not in material breach or default, and no event has occurred which with notice or lapse of time would constitute a material breach or default by TPI, or permit termination, modification, or acceleration, under such TPI Material Contract on account thereof; (iii) to TPI’s Knowledge, no other party to any TPI Material Contract is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default by such other party, or permit termination, modification or acceleration under any TPI Material Contract other than in accordance with its terms, (iv) no party has repudiated any provision of any TPI Material Contract and (v) no material customer audits are pending or in process with respect to an TPI Material Contract.

Section 2.18 Indebtedness; Guarantees. TPI is not subject to any Liabilities associated with any indebtedness for borrowed money, indebtedness evidenced by a note, bond, debenture or similar instrument, capital lease obligations, deferred purchase price obligations or letters of credit. Except as set forth on Schedule 2.18, there are no surety bonds, performance bond guarantees or financial assurances of which TPI or any of its Affiliates is a principal or guarantor that will not be terminated as of Closing.

Section 2.19 Environmental Matters. Except as to matters set forth on Schedule 2.19, to TPI’s Knowledge, as of the date of this Agreement, there is no material environmental condition or material Environmental Liability relating to or affecting TPI. This Section 2.19 shall be TPI’s sole representation and warranty related to the environmental condition of TPI. For purposes of this section, “material” shall

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mean any condition or Liability that, at a minimum, would cost in excess of one million dollars ($1,000,000) to remediate as determined by a contractor mutually agreeable to the Parties.

Section 2.20 Inventory.

(a) As of the date hereof, the Business holds sufficient inventories to redeliver to its customers (excluding any loss allocation provisions) all products as required under the TPI Material Contracts.

(b) As of the date hereof, TPI has no material Liability to any Third Party for any volume of products or any payment obligations with regard to any products, including as a result of any product imbalances, holding product that does not meet the product specifications for the Business, or any product losses in excess of any loss allowance provisions under applicable TPI Material Contracts, held by TPI in the Business pursuant to the TPI Material Contracts.

Section 2.21 No Implied Representations.

(a) EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN THIS ARTICLE II, ANY OTHER TRANSACTION DOCUMENT OR ANY CERTIFICATE OF TPI DELIVERED PURSUANT TO THIS AGREEMENT, (A) TPI MAKES NO REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED (INCLUDING WITH RESPECT TO MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, CONDITION, DESIGN, OPERATION, CAPACITY OR OTHERWISE) WITH RESPECT TO TPI, (B) TPI EXPRESSLY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY STATEMENT OR INFORMATION MADE OR COMMUNICATED (ORALLY OR IN WRITING) TO CCI OR ANY OF ITS AFFILIATES, EMPLOYEES, AGENTS, CONSULTANTS OR REPRESENTATIVES (INCLUDING ANY OPINION, INFORMATION OR ADVICE THAT MAY HAVE BEEN PROVIDED) AND (C) TPI IS SOLD TO CCI “AS-IS, WHERE-IS”, WITH ALL FAULTS, KNOWN AND UNKNOWN.

(b) Except for those representations and warranties expressly set forth in Article V as made by CCI, TPI hereby disclaims reliance on any and all representations, warranties, or statements of any nature or kind, express or implied, including, but not limited to, the accuracy or completeness of such representations, warranties or statements. TPI hereby waives any and all claims of any nature or kind arising from any alleged misrepresentation, omission, concealment, or breach of warranty except for claims for a misrepresentation expressly made, or a breach of warranty expressly set forth, in Article V; provided further that TPI hereby waives any and all claims of Fraud except to the extent that such claim arises out of a breach of a warranty under this Agreement. This Section 2.21(b) shall survive Closing or any earlier termination of this Agreement.

Article III
REPRESENTATIONS AND WARRANTIES CONCERNING TPIC

Except as otherwise set forth in the TPI Disclosure Schedule, TPIC hereby represents and warrants to CCI that, as of the date hereof and as of the Closing Date:

Section 3.01 Authority and Ownership. TPIC has the corporate power and authority to execute and deliver this Agreement and each other Transaction Document to be delivered by TPIC, and to carry out its obligations under this Agreement and each such other Transaction Document. Further (i) the execution, delivery and performance of this Agreement and each other Transaction Document to be delivered by TPIC, and the consummation of the transactions contemplated under this Agreement and each such other Transaction Document have been duly authorized and approved by all requisite corporate action of TPIC, (ii) no other corporate act or proceeding on the part of TPIC or its stockholders is necessary to

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authorize the execution, delivery or performance of this Agreement or any such other Transaction Document and (iii) assuming the due authorization and valid execution by TPI and CCI and any other applicable parties, this Agreement and each such other Transaction Document to which TPIC is a party is a legal, valid, binding and enforceable obligation of TPIC, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereinafter in effect relating to creditors’ rights generally, general equity principles (whether considered in a Proceeding in equity or at Law) and consideration of public policy.

Section 3.02 Non-Contravention. The execution, delivery, and performance of this Agreement and the other Transaction Documents by TPIC: (a) do not conflict with or violate its organizational documents or any resolution of its equityholders or governing authority; (b) do not require any consent, approval or notice to or from Governmental Entity that has not been obtained as of the Closing Date; and (c) do not violate any provision of Law or any Order.

Section 3.03 No Pending or Threatened Action or Proceeding. There is no Action or Proceeding pending, or to TPI’s Knowledge, threatened against TPIC that seeks to prohibit or restrain the transactions contemplated hereby or that would otherwise materially adversely impact TPI. TPIC is not under any Order that would reasonably be expected to materially adversely impact the operation of the Business or TPIC’s ability to perform its obligations under this Agreement or any other Transaction Document, in accordance with the terms hereof and thereof.

Section 3.04 No Brokers Fees. Except as set forth on Schedule 3.04, neither TPIC nor any of its Affiliates have incurred any obligation or liability, contingent or otherwise, for brokers’ or finders’ fees in connection with the transactions contemplated by this Agreement for which CCI shall have any responsibility or liability.

Section 3.05 No Implied Representations.

(a) EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN THIS ARTICLE III, ANY OTHER TRANSACTION DOCUMENT OR ANY CERTIFICATE OF TPIC DELIVERED PURSUANT TO THIS AGREEMENT, (A) TPIC MAKES NO REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED (INCLUDING WITH RESPECT TO MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, CONDITION, DESIGN, OPERATION, CAPACITY OR OTHERWISE) WITH RESPECT TO TPIC, CSI OR TPI, (B) TPIC EXPRESSLY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY STATEMENT OR INFORMATION MADE OR COMMUNICATED (ORALLY OR IN WRITING) TO CCI OR ANY OF ITS AFFILIATES, EMPLOYEES, AGENTS, CONSULTANTS OR REPRESENTATIVES (INCLUDING ANY OPINION, INFORMATION OR ADVICE THAT MAY HAVE BEEN PROVIDED) AND (C) TPI IS SOLD TO CCI “AS-IS, WHERE-IS”, WITH ALL FAULTS, KNOWN AND UNKNOWN.

(b) Except for those representations and warranties expressly set forth in Article V as made by CCI, TPIC hereby disclaims reliance on any and all representations, warranties, or statements of any nature or kind, express or implied, including, but not limited to, the accuracy or completeness of such representations, warranties or statements. TPIC hereby waives any and all claims of any nature or kind arising from any alleged misrepresentation, omission, concealment, or breach of warranty except for claims for a misrepresentation expressly made, or a breach of warranty expressly set forth, in Article V; provided further that TPIC hereby waives any and all claims of Fraud except to the extent that such claim arises out of a breach of a warranty under this Agreement. This Section 3.05(b) shall survive Closing or any earlier termination of this Agreement.

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Article IV
REPRESENTATIONS AND WARRANTIES CONCERNING CSI

Except as otherwise set forth in the TPI Disclosure Schedule, CSI hereby represents and warrants that, as of the date hereof and as of the Closing Date:

Section 4.01 Authority and Ownership. CSI has the corporate power and authority to execute and deliver this Agreement and each other Transaction Document to be delivered by CSI, and to carry out its obligations under this Agreement and each such other Transaction Document. Further (i) the execution, delivery and performance of this Agreement and each other Transaction Document to be delivered by CSI, and the consummation of the transactions contemplated under this Agreement and each such other Transaction Document have been duly authorized and approved by all requisite corporate action of CSI, (ii) no other corporate act or proceeding on the part of CSI or its stockholders is necessary to authorize the execution, delivery or performance of this Agreement or any such other Transaction Document and (iii) assuming the due authorization and valid execution by TPI and CCI and any other applicable parties, this Agreement and each such other Transaction Document to which CSI is a party is a legal, valid, binding and enforceable obligation of CSI, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereinafter in effect relating to creditors’ rights generally, general equity principles (whether considered in a Proceeding in equity or at Law) and consideration of public policy.

Section 4.02 Non-Contravention. The execution, delivery, and performance of this Agreement and the other Transaction Documents by CSI: (a) do not conflict with or violate its organizational documents or any resolution of its equityholders or governing authority; (b) do not require any consent, approval or notice to or from Governmental Entity that has not been obtained as of the Closing Date; and (c) do not violate any provision of Law or any Order.

Section 4.03 Shares. Except as set forth on Schedule 4.03, CSI owns the Shares free and clear of all Encumbrances other than Permitted Encumbrances. The consummation of the purchase of the Shares by CCI will convey to CCI good and valid title to and sole ownership of the Shares, free and clear of all Encumbrances other than Permitted Encumbrances.

Section 4.04 No Pending or Threatened Action or Proceeding. There is no Action or Proceeding pending, or to CSI’s Knowledge, threatened against CSI that seeks to prohibit or restrain the transactions contemplated hereby or that would otherwise materially adversely impact TPI. CSI is not under any Order that would reasonably be expected to materially adversely impact the operation of the Business or CSI’s ability to perform its obligations under this Agreement or any other Transaction Document, in accordance with the terms hereof and thereof.

Section 4.05 No Brokers Fees. Except as set forth on Schedule 4.05, neither CSI nor any of its Affiliates have incurred any obligation or liability, contingent or otherwise, for brokers’ or finders’ fees in connection with the transactions contemplated by this Agreement for which CCI shall have any responsibility or liability.

Section 4.06 No Implied Representations.

(a) EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN THIS ARTICLE IV, ANY OTHER TRANSACTION DOCUMENT OR ANY CERTIFICATE OF CSI DELIVERED PURSUANT TO THIS AGREEMENT, (A) CSI MAKES NO REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED (INCLUDING WITH RESPECT TO MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, CONDITION, DESIGN, OPERATION, CAPACITY OR

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OTHERWISE) WITH RESPECT TO TPIC, CSI OR TPI, (B) CSI EXPRESSLY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY STATEMENT OR INFORMATION MADE OR COMMUNICATED (ORALLY OR IN WRITING) TO CCI OR ANY OF ITS AFFILIATES, EMPLOYEES, AGENTS, CONSULTANTS OR REPRESENTATIVES (INCLUDING ANY OPINION, INFORMATION OR ADVICE THAT MAY HAVE BEEN PROVIDED) AND (C) TPI IS SOLD TO CCI “AS-IS, WHERE-IS”, WITH ALL FAULTS, KNOWN AND UNKNOWN.

(b) Except for those representations and warranties expressly set forth in Article V as made by CCI, CSI hereby disclaims reliance on any and all representations, warranties, or statements of any nature or kind, express or implied, including, but not limited to, the accuracy or completeness of such representations, warranties or statements. CSI hereby waives any and all claims of any nature or kind arising from any alleged misrepresentation, omission, concealment, or breach of warranty except for claims for a misrepresentation expressly made, or a breach of warranty expressly set forth, in Article V; provided further that CSI hereby waives any and all claims of Fraud except to the extent that such claim arises out of a breach of a warranty under this Agreement. This Section 4.06(b) shall survive Closing or any earlier termination of this Agreement.

Article V
Representations and Warranties CONCERNING CCI

CCI hereby represents and warrants that, as of the date hereof and as of the Closing Date:

Section 5.01 Organization and Qualification. CCI is (a) a limited partnership duly formed, validly existing and in good standing under the Laws of the State of Delaware and (b) duly qualified and licensed to do business in each state or other jurisdiction in which the properties owned, leased or operated by it, the nature of the business conducted by it or in which the actions required to be performed by it hereunder, makes such qualification or licensing necessary, except in the case of this clause (b) where the failure to be so qualified or licensed would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on CCI’s ability to perform its obligations under, or to consummate the transactions contemplated by, this Agreement or any other Transaction Document in accordance with the terms hereof and thereof.

Section 5.02 Authority and Ownership. CCI has the limited partnership power and authority to execute and deliver this Agreement and each other Transaction Document to be delivered by CCI, and to carry out its obligations under this Agreement and each such other Transaction Document. Further (a) the execution, delivery and performance of this Agreement and each other Transaction Document to be delivered by CCI, and the consummation of the transactions contemplated under this Agreement and each such other Transaction Document have been duly authorized and approved by all requisite limited partnership action of CCI, (b) no other limited partnership act or proceeding on the part of CCI or its general partner or limited partners is necessary to authorize the execution, delivery or performance of this Agreement or any such other Transaction Document and (c) assuming the due authorization and valid execution by TPIC, CSI, TPI and any other applicable parties, this Agreement and each such other Transaction Document to which CCI is a party is a legal, valid, binding and enforceable obligation of CCI, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereinafter in effect relating to creditors’ rights generally, general equity principles (whether considered in a Proceeding in equity or at Law) and consideration of public policy.

Section 5.03 No Brokers Fees. Neither CCI nor any of its Affiliates have incurred any obligation or liability, contingent or otherwise, for brokers’ or finders’ fees in connection with the transactions contemplated by this Agreement for which TPIC, CSI or TPI shall have any responsibility or liability.

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Section 5.04 No Pending or Threatened Action or Proceeding. There is no Action or Proceeding pending, or to CCI’s Knowledge, threatened in writing against it with respect to CCI that would reasonably be expected to materially and adversely interfere with CCI’s ability to perform its obligations under, or to consummate the transactions contemplated by, this Agreement or any other Transaction Document, in accordance with the terms hereof and thereof.

Section 5.05 Non-Contravention. The execution, delivery and performance of this Agreement and the other Transaction Documents by CCI: (a) do not conflict with or violate its organizational documents or any resolution of its equityholders or governing authority; (b) do not require any consent, approval or notice to or from Governmental Entity that has not been obtained as of the Closing Date; and (c) do not violate any provision of Law or any Order.

Section 5.06 Sufficient Funds. On the Closing Date, will have sufficient cash, available lines of credit or other sources of immediately available funds to pay the Purchase Price.

Section 5.07 No Implied Representations.

(a) EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN THIS ARTICLE V, ANY OTHER TRANSACTION DOCUMENT OR ANY CERTIFICATE OF CCI DELIVERED PURSUANT TO THIS AGREEMENT, (A) CCI MAKES NO REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED (INCLUDING WITH RESPECT TO MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT, CONDITION, DESIGN, OPERATION, CAPACITY OR OTHERWISE) AND (B) CCI EXPRESSLY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY STATEMENT OR INFORMATION MADE OR COMMUNICATED (ORALLY OR IN WRITING) TO TPIC OR ANY OF ITS AFFILIATES, EMPLOYEES, AGENTS, CONSULTANTS OR REPRESENTATIVES (INCLUDING ANY OPINION, INFORMATION OR ADVICE THAT MAY HAVE BEEN PROVIDED).

(b) Except for those representations and warranties expressly set forth in Article II as made by TPI, Article III as made by TPIC and Article IV as made by CSI, CCI hereby disclaims reliance on any and all representations, warranties, or statements of any nature or kind, express or implied, including, but not limited to, the accuracy or completeness of such representations, warranties, or statements. CCI hereby waives any and all claims of any nature or kind arising from any alleged misrepresentation, omission, concealment, or breach of warranty except for claims for a misrepresentation expressly made, or a breach of warranty expressly set forth, in Article II, Article III and Article IV; provided further that CCI hereby waives any and all claims of Fraud except to the extent that such claim arises out of a breach of a warranty under the Agreement. This Section 5.07(b) shall survive Closing or any earlier termination of this Agreement.

Article VI
Covenants

Section 6.01 Interim Operating Covenants.

(a) From the date hereof until the Closing, except as otherwise provided in this Agreement, as set forth in Schedule 6.01 or consented to in writing (email being sufficient) by CCI, TPIC shall, and TPIC shall cause TPI to, operate in the ordinary course of business consistent in all material respects with recent past practices, and in accordance with applicable Laws and Orders; provided, that TPI shall not materially amend or terminate any TPI Material Contract or the Rhode Island Facility Lease (except to the extent related to the Rhode Island Facility Sublease) and shall use commercially reasonable efforts to keep available the service of its employees in relation thereto until the Closing Date, in each case, other than in

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the ordinary course of business consistent in all material respects with recent past practices; and provided further that during any period of full or partial suspension of operations resulting from the coronavirus (COVID19) pandemic, TPI may take such actions as are reasonably necessary (i) to protect the health and safety of the employees of TPI and its Affiliates or (ii) to respond to third party supply or service disruptions caused by the coronavirus (COVID19) pandemic.

(b) Except (w) as otherwise expressly contemplated by this Agreement, (x) as required by applicable Law, (y) as set forth in Schedule 6.01 or (z) with the prior written consent of CCI (email being sufficient), prior to the Closing Date, TPI shall not, and shall cause its Affiliates not to:

(i) make any capital expenditure in an amount in excess of $50,000 in the aggregate for which TPI will have Liability following the Closing Date; provided, that TPIC, CSI and TPI may make any such expenditures as TPIC, CSI or TPI, as applicable, deems necessary in response to emergency situations involving TPI in an effort to prevent any threatened damage, injury or loss to TPI or persons or property located in the vicinity of TPI;

(ii) make (other than routine income Tax elections made in the ordinary course of business consistent with past practice), revoke or change any material Tax election or method of Tax accounting, settle or compromise any claim, controversy, proceeding or action relating to Taxes, amend or refile any previously filed income or other material Tax Return, surrender of a right to any material Tax refund or right to claim a material Tax refund (except through the passage of time), extend or waive any statute of limitation with respect to Taxes (other than an extension of time granted in the ordinary course in connection with the filing of any Tax Return), file a Tax Return in a new jurisdiction, initiate a voluntary disclosure process with respect to Taxes in any jurisdiction or enter into or terminate any agreement with a tax authority, in each case, only to the extent such action could be reasonably expected to result in a material adverse Tax consequence for TPI;

(iii) sell, assign, lease, sublease, pledge, encumber, transfer or otherwise dispose of any portion of such assets (other than the disposition of obsolete or worn-out assets or in the ordinary course consistent with past practice); or

(iv) enter into any agreement or Contract, whether in writing or otherwise, to do or commit to do any of the actions described in the foregoing clauses (i) and (ii).

(c) If CCI fails to respond to an email requesting consent under Section 6.01(a) or Section 6.01(b) within five (5) Business Days following delivery of such email, then CCI shall be deemed to have consented to the matters set forth in such email.

(d) Prior to the Closing, TPI shall not, and shall cause its Affiliates not to, assign, lease, sublease, pledge, encumber or otherwise transfer any interest under the Rhode Island Facility Lease except to the extent related to the Rhode Island Facility Sublease.

Section 6.02 Regulatory Approvals. As soon as reasonably practicable after the date hereof, with respect to obtaining the Required Regulatory Approvals, each Party shall use commercially reasonable efforts to (a) make all required filings, prepare all required applications and conduct negotiations with each Governmental Entity as to which such filings, applications or negotiations are necessary or appropriate in the consummation of the transactions contemplated hereby and (b) provide such information as each may reasonably request to make such filings, prepare such applications and conduct such negotiations. Each Party shall reasonably cooperate with and use commercially reasonable efforts to assist the other with respect to such filings, applications and negotiations. Each Party shall promptly inform the other Parties of

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any oral communication, and provide copies of written communications, with any Governmental Entity regarding any such filings. None of the Parties shall independently participate in any formal meeting with any Governmental Entity in respect of any such filings or other inquiry without giving the other Parties prior notice of the meeting and, to the extent permitted by such Governmental Entity, the opportunity to attend and/or participate. Any Party may, as it deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 6.02 as “outside counsel only.” Such materials and the information contained therein shall be given only to the outside legal counsel of such Party and will not be disclosed by such outside counsel to employees, officers, or directors of such Party, unless express written permission is obtained in advance from the source of the materials.

Section 6.03 Public Announcements; Confidentiality. The initial press release with respect to the execution of this Agreement shall be one that is reasonably agreed upon by TPIC and CCI. Thereafter and prior to the Closing, none of the Parties shall make any press release or other public announcement (to the extent not previously issued or made in accordance with this Agreement) with respect to this Agreement, the contents hereof or the transactions contemplated hereby without the prior written consent of the other Parties (which consent shall not be unreasonably withheld, conditioned or delayed); provided, however, that the foregoing shall not restrict disclosures (a) to the extent required (upon advice of counsel) by applicable securities or other Laws or regulations or the applicable rules of any stock exchange having jurisdiction over the Parties or their respective Affiliates, (b) of the terms of this Agreement by a Party to its Representatives, or by a Party to its current or potential lenders or investors, provided that such Party shall be liable for all non-permitted disclosures by its Representatives or current or potential lenders or investors, or (c) consented to by each other Party. The foregoing obligations shall be in addition to, and not in lieu of, the obligations pursuant to the Confidentiality Agreement. The Parties acknowledge and agree that the Parties will continue to be bound by the Confidentiality Agreement from and after the Closing.

Section 6.04 Commercially Reasonable Efforts; Further Assurances.

(a) Subject to the terms and conditions of this Agreement, each Party will use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable Laws to consummate the transactions contemplated by this Agreement and the other Transaction Documents and cause the Closing to occur on or before June 30, 2024.

(b) After Closing, each Party agrees to take such further actions and to execute, acknowledge and deliver all such further documents as are reasonably requested for carrying out the purposes of this Agreement or any document delivered pursuant to this Agreement, including all agreements to be executed by the Parties in connection with the consummation of the transactions contemplated by this Agreement.

(c) Following the date hereof and prior to the Closing Date (or the earlier termination of this Agreement), (i) TPIC shall notify the other Parties in writing promptly after TPIC obtains knowledge or otherwise becomes aware of any fact, change, condition, circumstance or occurrence or nonoccurrence of any event that is reasonably likely to result in any of the conditions set forth in Section 7.01 or Section 7.03 becoming incapable of being satisfied and (ii) CCI shall notify the other Parties in writing promptly after CCI obtains knowledge or otherwise becomes aware of any fact, change, condition, circumstance or occurrence or nonoccurrence of any event that is reasonably likely to result in any of the conditions set forth in Section 7.01 or Section 7.02 becoming incapable of being satisfied.

Section 6.05 Books and Records. After the Closing, TPIC shall use commercially reasonable efforts to deliver to TPI copies of all Books and Records, to the extent TPI reasonably requests such items and such items have not previously been delivered to TPI pursuant to this Agreement.

Section 6.06 Consents and Approvals.

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(a) TPIC shall use commercially reasonable efforts to obtain, or cause TPI or CSI to obtain, prior to the Closing Date such consents and/or approvals as are required in order for all of the TPI Material Contracts to continue with TPI as a party thereto following the consummation of the transactions contemplated herein; provided, however, that, with respect to the foregoing obligation, (i) CCI shall reasonably cooperate in obtaining any such consents and approvals, (ii) CCI shall execute any documentation reasonably requested by TPIC or the consenting party in connection with obtaining the applicable consent or approval and (iii) none of TPIC, CSI or TPI shall be obligated to make any commitments or incur any costs related to obtaining such consents and approvals.

(b) Notwithstanding anything herein to the contrary, nothing in this Agreement, nor the consummation of the transactions contemplated hereby, shall be construed as an attempt or agreement to assign or transfer (directly or indirectly) any of the TPI Material Contracts that is, in each case, by its terms or by Law, not assignable or transferrable without the prior consent of a Third Party or a Governmental Entity unless and until such consent shall have been obtained.

Section 6.07 Disclosure Schedule Updates. Each Party agrees that, with respect to the representations and warranties of TPI, CSI and TPIC contained in this Agreement, TPI, CSI and TPIC shall have the continuing right up to five (5) days prior to Closing to supplement or amend the TPI Disclosure Schedule with respect to any matter hereafter arising or discovered. For the avoidance of doubt, none of TPI, CSI or TPIC shall have any obligation to supplement or amend the TPI Disclosure Schedule following the date of this Agreement. For purposes of determining whether the conditions in Article VII, as applicable, have been fulfilled, the TPI Disclosure Schedule shall be deemed to include all such supplements and amendments, unless the matters contained in such supplements and amendments in the aggregate, constitute a Material Adverse Change with respect to TPI on such Closing Date, taken as a whole, in which case only that information contained therein on the date of this Agreement shall be deemed to be included and any information contained in any supplement or amendment shall be excluded. For purposes of determining whether there has been a breach of a representation or warranty that is the subject of indemnification under Article X, the TPI Disclosure Schedule shall be deemed to include all such supplements and amendments, unless the matters contained in such supplements and amendments in the aggregate, constitute a Material Adverse Change with respect to TPI on such Closing Date, taken as a whole, in which case only that information contained therein on the date of this Agreement shall be deemed to be included and any information contained in any supplement or amendment shall be excluded.

Section 6.08 Tax Matters.

(a) All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement (collectively, “Transfer Taxes”), if any, shall be borne fifty percent (50%) by CSI and fifty percent (50%) by CCI. CCI and CSI shall cooperate in timely making all filings, returns, reports and forms as necessary or appropriate to comply with the provisions of all applicable Laws in connection with the payment of such Transfer Taxes and shall cooperate in good faith to minimize the amount of any such Transfer Taxes payable in connection herewith.

(b) Any and all existing Tax Sharing Agreements to which TPI is a party shall be terminated, and all payables and receivables arising thereunder shall be settled, in each case, prior to the Closing Date. After the Closing Date, TPI shall not have any further rights or liabilities thereunder or under any payables or receivables arising thereunder.

(c) Each Party and their Affiliates shall cooperate fully, as and to the extent reasonably requested by any other Party, in connection with the preparation and filing of any Tax Return and any action with respect to Taxes. Such cooperation shall include the retention and, up-on request, the provision of records and information which are reasonably relevant to any such Tax Return or action and shall also

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include making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The requesting Party pursuant to this Section 6.08(c) shall reimburse the other Party for all reasonable, out-of-pocket expenses incurred in connection therewith, promptly upon receiving the request therefor.

(d) Tax Returns

(i) TPIC shall include the income of TPI and its subsidiaries (including any deferred items triggered into income by Treasury Regulation Section 1.1502-13 and any excess loss account taken into income under Treasury Regulation Section 1.1502-19) on TPIC’s consolidated federal income Tax Returns for all periods through the Closing Date and pay any federal income Taxes attributable to such income. For all taxable periods ending on or before the Closing Date, TPIC shall cause TPI and its subsidiaries to join in TPIC’s consolidated federal, state and local income Tax Returns and, in jurisdictions requiring separate reporting from TPIC, to file separate company state and local income tax returns (such Tax Returns “Pre-Closing Income Tax Returns”). All such Pre-Closing Income Tax Returns shall be prepared and filed in a manner consistent with prior practice, except as required by a change in applicable law. CCI shall cause TPI and its subsidiaries to furnish information to TPIC as reasonably requested by TPIC to allow TPIC to satisfy its obligations under this section in accordance with past custom and practice.

(ii) TPIC shall prepare and file, or cause to be prepared and filed, all Tax Returns not addressed by Section 6.08(d)(i) above that are required to be filed after the Closing Date by or with respect to TPI for any Pre-Closing Tax Period except for a Straddle Period (such Tax Returns, “Pre-Closing Non-Income Tax Returns”). Except to the extent required by Law, each such Pre-Closing Non-Income Tax Returns shall be prepared in a manner consistent with past practice of TPI and its subsidiaries. TPIC shall deliver (or cause to be delivered) each such Pre-Closing Non-Income Tax Return to CCI for its review and comment at least twenty (20) days prior to the date such Tax Return is required to be filed and TPIC shall not file any such Pre-Closing Non-Income Tax Returns without CCI’s consent, which consent will not be unreasonably withheld, conditioned or delayed. TPIC shall timely pay all Taxes that are owed in connection with the filing of any Pre-Closing Non-Income Tax Returns.

(iii) CCI shall prepare (or cause to be prepared) and file (or cause to be filed) all Tax Returns of TPI and its subsidiaries required to be filed for all Straddle Periods (the Tax Returns with respect thereto, “Straddle Period Returns”); provided that CCI shall not be responsible for the filing of income Tax Returns with respect to periods for which a consolidated, unitary or combined income Tax Return. TPIC will include the operations of TPI and its subsidiaries, which returns are expected to be covered under Section 6.08(d)(i). Except to the extent required by Law, each such Straddle Period Return shall be prepared in a manner consistent with past practice of TPI and its subsidiaries. CCI shall deliver (or cause to be delivered) each such Straddle Period Return to TPIC for its review and comment at least twenty (20) days prior to the date such Tax Return is required to be filed and CCI shall incorporate any reasonable comments made by TPIC in any such Straddle Period Return prior to filing such Straddle Period Return. TPIC shall timely pay to CCI its allocable share (as determined pursuant to this Section 6.08(d)) of Taxes that are owed in connection with such Straddle Period Return with respect to the portion of the Straddle Period that ends on the Closing Date.

(e) In the case of any Taxes that are payable for a Straddle Period, the portion of such Tax related to the portion of such Tax period ending on and including the Closing Date shall in the case of any (i) Taxes other than gross receipts, sales or use Taxes and Taxes based upon or related to income or payments, be deemed equal to the amount of such Tax for the entire Tax period multiplied by a fraction the

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numerator of which is the number of days in the Tax period ending on and including the Closing Date and the denominator of which is the number of days in the entire Tax period and (ii) Tax based upon or related to income or payments and any gross receipts, sales or use Tax, be deemed equal to the amount which would be payable if the relevant Tax period ended on and included the Closing Date.

(f) CCI and its Affiliates shall not, and shall not cause TPI to, (i) amend any Tax Returns of the TPI for any tax period ending on or before the Closing Date, (ii) initiate discussions or examinations, or enter into any agreements, with any Governmental Entity (including any voluntary disclosures) regarding Taxes of the TPI for any tax period ending on or before the Closing Date, (iii) extend or waive, or cause to be extended or waived, any statute of limitations or other period for the assessment of any Tax or deficiency related to a tax period ending on or before the Closing Date of TPI, (iv) make or change any Tax election of TPI that would have retroactive effect to any tax period ending on or prior to the Closing Date or the portion of any Straddle Period ending on the Closing Date or (v) take any actions on the Closing Date after the Closing outside the ordinary course of business, in each case, if such action would reasonably be expected to result in an increase in the Tax liabilities of TPI for which CSI or TPIC would reasonably be expected to be liable pursuant to this Agreement, without the prior written consent of TPIC (such consent not to be unreasonably withheld, conditioned or delayed).

(g) Following the Closing, CSI shall, at its expense, have the right to control any audit, litigation or other proceeding with respect to TPI that relates solely to any tax period ending on or before the Closing Date (a “Tax Contest”). Each of CCI and CSI shall provide the other party with prompt notice of any written inquiries by any Governmental Entity relating to a Tax Contest within ten (10) days of the receipt of such notice. CCI shall have the right, at its sole expense, to participate in any such Tax Contest and, except for any Tax Contest relating to any Pre-Closing Income Tax Returns where the outcome of the Tax Contest could not reasonably be expected to have a material adverse Tax effect on TPI in a Tax period (or portion thereof) beginning after the Closing Date, CSI shall keep CCI reasonably informed of the details and status of such Tax Contest. CSI shall not settle, abandon or otherwise compromise such Tax Contest without the prior written consent of CCI (such consent not to be unreasonably withheld, conditioned or delayed). In the event the CSI does not elect to control any such Tax Contest, CCI shall control such Tax Contest and shall be required to keep the CSI reasonably informed of the details and status of such Tax Contest and CCI shall not settle, abandon or otherwise compromise such Tax Contest without the prior written consent of the CSI (such consent not to be unreasonably withheld, conditioned or delayed). To the extent that this Section 6.08(g) is inconsistent with Section 10.04(a) as to any Tax matters, including Tax Contests, this Section 6.08(g) shall control.

(h) CCI will pay over to CSI any Tax refunds and any amounts credited against Tax (together with any interest paid to TPI, CCI or any of their affiliates on such refund or credit by a Governmental Entity) to which CCI, TPI or any of their Affiliates becomes entitled that are attributable to a tax period ending on or prior to the Closing Date (or portion thereof) of the TPI within eight (8) Business Days after receipt or entitlement to such refund or credit (and any corresponding interest, as applicable).

(i) CCI shall not elect to carryback any Tax Attributes of TPI from a tax period ending after the Closing Date to a Pre-Closing Tax Period.

Section 6.09 Access.

(a) From the date hereof until the Closing or any earlier termination of this Agreement, TPIC shall provide, or cause to be provided, to CCI reasonable access to TPI’s material assets, at CCI’s sole cost and expense, for the purpose of conducting reviews of such assets and to facilitate their orderly transition to being owned and operated by CCI. CCI shall abide by TPI’s safety rules, regulations, and operating policies while conducting such reviews of TPI’s material assets. The access granted to CCI shall be limited

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to TPI’s normal business hours, and CCI’s reviews shall be conducted in a manner that minimizes interference with the operation of TPI.

(b) The disclosures provided under Section 6.09(a) shall be subject to the terms of the Confidentiality Agreement. Moreover, no access or disclosure shall be required under Section 6.09(a) if such access would otherwise impair any attorney-client or similar privilege or conflict with or result in a violation of Law.

Section 6.10 Non-Competition.

(a) During the Restricted Period, TPIC agrees that TPIC shall not, directly or indirectly, without the prior written consent of CCI: (i) engage in any Competing Business or (ii) own, operate or provide financing to any Person who is engaged in any Competing Business; provided, that the ownership of an equity interest of not more than 2% in a publicly traded entity that is engaged in a Competing Business is not a violation of this covenant so long as TPIC has no active participation in the business of such entity.

(b) TPIC acknowledges the highly competitive nature of the Business and acknowledges that the duration, geographical scope and subject matter of the restrictions contained in this Section 6.10 are reasonable and necessary to protect the goodwill, business relationships, and legitimate business interests of the Business. The Parties recognize that the Orders and public policies of various jurisdictions may differ as to the validity and enforceability of covenants similar to those set forth in this Section 6.10. If at the time of enforcement of any provision of this Section 6.10 a court of competent jurisdiction holds that the restrictions set forth herein are unreasonable under circumstances then existing, the Parties agree that the maximum period, scope or geographic area permitted by the applicable Orders of such jurisdiction will be substituted for the stated period, scope or geographical area and that such court shall be allowed to, and is hereby requested to, revise the restrictions contained herein to cover the maximum period, scope and geographical area permitted by such Order; provided, that if any such restriction cannot be, or is not, so revised, then such restriction shall be ineffective in such jurisdiction to the minimum extent necessary to make the remainder of this Section 6.10 enforceable in such jurisdiction and such shall not affect any other provision of this Agreement.

(c) As used in this Agreement the following terms have the following meanings:

(i) “Competing Business” means any business that engages in the design, development, marketing and sale of products that are competitive with the Products in the Territory;

(ii) “Restricted Period” means the period commencing on the Closing Date and ending on the five (5) year anniversary of the Closing Date; and

(iii) “Territory” means world-wide.

Section 6.11 Non-Solicitation.

(a) During the Restricted Period, neither TPIC nor any of its subsidiaries will, directly or indirectly, employ or solicit to employ any officers or employees of CCI who first became known to TPIC during or as a result of the transactions contemplated by this Agreement without obtaining CCI’s prior written consent; provided, however, that the foregoing shall not prohibit TPIC from (i) soliciting and subsequently employing CCI’s employees through general job advertisements or similar notices that are not targeted specifically at the officers or employees described above, (ii) employing or soliciting to employ any officer or employee of CCI whose service or employment arrangement was terminated by CCI or (iii) employing or soliciting to employ any officer or employee of CCI whose service or employment

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arrangement was terminated by such officer or employee more than ninety (90) days prior to the date of the earlier of such solicitation or employment, as applicable.

(b) During the Restricted Period, neither CCI nor any of its subsidiaries will, directly or indirectly, employ or solicit to employ any officers or employees of TPIC or its Affiliates who first became known to CCI during or as a result of the transactions contemplated by this Agreement without obtaining TPIC’s prior written consent; provided, however, that the foregoing shall not prohibit CCI from (i) soliciting and subsequently employing TPIC’s or its Affiliates’ employees through general job advertisements or similar notices that are not targeted specifically at the officers or employees described above or (ii) employing or soliciting to employ any officer or employee of TPIC or any of its Affiliates whose service or employment arrangement with TPIC or any of its Affiliates terminated by such officer or employee more than ninety (90) days prior to the date of the earlier of such solicitation or employment, as applicable.

Section 6.12 Employee Matters.

(a) Prior to the Closing, TPIC shall cause the employment of the individuals set forth on Schedule 6.12(a) to be transferred to TPI.

(b) For the one-year period following the Closing, CCI shall, and shall cause TPI or its Affiliates to, provide each employee set forth on Schedule 6.12(b) (the “Business Employees”), solely during any period of employment with CCI, TPI or their Affiliates, with (i) base salary or base wages and target annual cash bonuses that are no less favorable than the base salary or base wages, target annual cash bonus opportunities provided to such Business Employee as of immediately prior to the Closing Date, and in each case listed and described on Schedule 6.12(b), and (ii) employee benefits (excluding equity-based compensation, change-in-control, retention or transaction-related benefits and long-term incentives, but including severance) that are no less favorable, in the aggregate, to the employee benefits (excluding equity-based compensation, change-in-control, retention or transaction-related benefits and long-term incentives) provided to such Business Employee as of immediately prior to the Closing Date. CCI shall, and shall cause TPI or its Affiliates to, continue to credit to each Business Employee all vacation and personal holiday pay that the Business Employee has earned but has not used as of the Closing Date, including any earned vacation or personal holiday pay to be used in future years, and, following the Closing, will assume all Liability for the payment of such amounts, which amounts are listed on Schedule 6.12(b) as of the date of this Agreement.

(c) CCI shall, and shall cause TPI or its Affiliates to, take all actions necessary so that each Business Employee shall receive service credit for purposes of determining eligibility to participate, vesting and benefit accrual (other than for purposes of benefit accrual under a defined benefit pension plan or post-retirement plan) under any compensation or benefit plans, programs, arrangements, agreements and policies sponsored by CCI, TPI or their Affiliates in which such Business Employee becomes a participant. To the extent that CCI, TPI or their Affiliates modifies any group health plan under which a Business Employee participates during the one-year period following the Closing, CCI shall, and shall cause TPI or its Affiliates to, use commercially reasonable efforts to waive any applicable evidence of insurability, waiting periods, pre-existing conditions or actively-at-work requirements and shall use commercially reasonable efforts to give such employees credit under the new coverages or employee benefit plans for deductibles, co-insurance and out‑of‑pocket payments that have been paid during the year in which such group health plan coverage or plan modification occurs for purposes of satisfying any analogous deductible and co-insurance limitations and out-of-pocket requirements under the relevant group health plans in which such Business Employee will be eligible to participate.

(d) Prior to the Closing, CCI will establish a new tax-qualified retirement plan in substantially the same form as the TPI Composites, Inc. 401(k) Plan (the “TPIC Plan”). As soon as practicable following

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the establishment of such plan (the “New Plan”), the Parties shall take all actions necessary or advisable to cause the portion of the TPIC Plan assets attributable to the Business Employees to be transferred to the New Plan in a plan-to-plan transfer.

(e) Nothing in this Section 6.12 or any other provision of this Agreement shall (i) be construed to establish, amend or modify any employee benefit plan (as defined in Section 3(3) of ERISA); (ii) limit the ability of CCI or any of its Affiliates to amend, modify or terminate any of its employee benefit plans at any time; (iii) confer upon any Person (including any Business Employee) any rights or remedies (including, without limitation, any right to employment or continued employment for any specified period) of any nature or kind whatsoever, under or by reason of this Agreement; or (iv) limit in any manner the right of CCI or any of its Affiliates to terminate the employment of any Business Employee at any time and for any reason, consistent with at-will employment; or (v) confer upon any Person any rights as a third party beneficiary of this Agreement or otherwise.

Section 6.13 Employee Claims. From and after the Closing, TPIC shall be solely responsible for defending against any claims that are related to or that have arisen out of, or that may arise out of, items #1 and #2 listed on Schedule 2.06(c) of the TPI Disclosure Schedules, and for all associated costs and expenses. From and after the Closing, TPIC shall be solely responsible for the satisfaction of any such claims, and will be solely liable for any Losses arising out of any such claims. If TPI receives notice of the assertion or commencement of any Action made with respect to such matters, TPI shall give TPIC reasonably prompt written notice thereof. Section 10.04 shall not apply to the handling, settlement or defense of such claims and TPIC shall have sole discretion over such handling, settlement and defense; provided, that TPI shall provide cooperate as reasonably requested by TPIC.

Section 6.14 Warranty Servicing Expenses.

(a) Following the Closing, if TPI becomes aware of any fact or receives any communication that could reasonably be expected to give rise to a Pre-Closing Warranty Claim, TPI shall promptly provide TPIC with written notice of such fact or communication.

(b) TPI (i) shall consult with and cooperate with TPIC in advance of any communication to any third party with respect to any Pre-Closing Warranty Claim, (ii) shall not provide any third party any substantive communication with respect to such Pre-Closing Warranty Claim unless it is in form and substance satisfactory TPIC, which approval will not be unreasonably withheld, conditioned or delayed and (iii) shall not pay any Warranty Servicing Expense without TPIC’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed, provided, that TPIC’s withholding of such consent as a result of their reasonable disagreement as to whether an applicable claim is a Pre-Closing Warranty Claim shall be deemed a reasonable basis upon which to withhold consent.

(c) On a monthly basis, TPI shall provide TPIC with a written invoice detailing the Warranty Servicing Expenses for which TPI complied with TPI’s obligations under Section 6.14(a) and Section 6.14(b) with respect to the applicable Pre-Closing Warrant Claim (“Warranty Expense Notice”), which Warranty Expense Notice will set forth such Warranty Servicing Expenses incurred during such month and be provided within twenty (20) days after the end of the applicable month; provided, that, for the avoidance of doubt, under no circumstances will any payment be owed by TPIC with respect to any Warranty Servicing Expenses if TPI did not comply with TPI’s obligations under Section 6.14(a) and Section 6.14(b) with respect to the applicable Pre-Closing Warranty Claim. TPIC may dispute in good faith any portion of such Warranty Service Expenses by giving written notice thereof to TPI detailing TPIC’s basis for its good faith dispute no later than ten (10) days of receipt of a Warranty Expense Notice. Any portion of a timely provided Warranty Expense Notice that is not so timely disputed by TPIC shall become final and binding

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on TPIC. Any Warranty Servicing Expenses which are timely submitted by TPI to TPIC and which are undisputed by TPIC as set forth above shall be paid by TPIC to TPI within thirty (30) days following TPIC’s receipt of the Warranty Expense Notice, and any disputed portion of the Warranty Servicing Expenses that are ultimately agreed between TPIC and TPI to be payable hereunder (if any) shall be paid by TPIC to TPI within thirty (30) days following final resolution of such dispute.

Section 6.15 Exclusive Dealing.

(a) During the period from the date of this Agreement through and including the Closing Date or any earlier termination of this Agreement, TPI, TPIC, and CSI shall not, and shall cause their respective Affiliates, Representatives, and other agents to refrain from taking any action to, directly or indirectly, approve, authorize, encourage, initiate, solicit, or engage in discussions or negotiations with, or provide any information to, any Person other than CCI and its Affiliates or Representative concerning any Alternate Transaction, and CSI and TPIC shall use their commercially reasonable efforts to prevent TPI from entering into any Alternate Transaction. None of CSI, TPIC, or TPI will vote in favor of any purchase of any Shares of TPI, or any other Alternate Transaction. CSI and/or TPIC will notify CCI as soon as practicable if any Person makes any proposal, offer, inquiry to, or contact with, CSI, TPIC, or TPI, as the case may be, with respect to an Alternate Transaction and shall describe in reasonable detail the identity of any such Person and, the substance and material terms of any such contact and the material terms of any such proposal.

(b) Immediately following the execution of this Agreement, CSI and TPIC shall, and shall cause their respective Affiliates to, and shall direct each of their respective Representatives to, terminate any existing discussion or negotiations with any Persons, other than CCI (and its Affiliates and Representatives), concerning any Alternate Transaction. CSI and TPIC shall and shall direct TPI and each of their respective Representatives to, request the return of any due diligence materials provided to any Persons (other than CCI and its Affiliates and Representatives) in connection with any potential Alternate Transaction.

Section 6.16 Lien Release. No later than three (3) Business Days prior to the Closing Date, TPIC shall deliver to CCI a lien release from Oaktree Fund Administration, LLC, and any other Party holding any lien or other Encumbrance on TPI or its Assets or the Shares (other than Permitted Encumbrances), each in a form and substance reasonably acceptable to CCI, and providing for an undertaking by the holder(s) thereof to discharge and release any and all such Encumbrances and to file, or permit TPI to file, all applicable UCC-3 amendments or termination statements or similar releases with respect thereto (the “Lien Releases”).

Article VII
Conditions Precedent to Closing

Section 7.01 Conditions Precedent to the Obligations of All Parties. The obligations of each Party to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver by each of TPIC, CSI, TPI and CCI) on or prior to the Closing of the following conditions precedent:

(a) No Order. No Order of a Governmental Entity shall be in effect and no Law shall have been enacted or adopted that restrains, enjoins or otherwise prohibits the consummation of the transactions contemplated by this Agreement;

(b) No Action. There shall not be pending by any Governmental Entity or Person any Action that seeks to restrain or prevent the consummation of the transactions contemplated by this Agreement; and

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(c) Required Regulatory Approvals. The Parties have received all Required Regulatory Approvals and the waiting periods for any protests, complaints, rehearings, appeals, objections or other challenges related to the Required Regulatory Approvals have concluded with no protest, complaint, rehearing, appeal, objection, or other challenge occurring.

Section 7.02 Conditions Precedent to TPIC’s Obligations. TPIC’s obligation to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or waiver by TPIC) of each of the following conditions (other than these conditions that by their nature are to be satisfied on the Closing Date, but subject to the satisfaction of such conditions on the Closing Date):

(a) Representations and Warranties. The representations and warranties of CCI shall be true and correct in all material respects (without giving effect to any “materiality” qualifiers contained therein) on the date hereof and as of the Closing Date as if such representations and warranties were made at such time (other than any such representations and warranties that are made as of another date, which shall be true and correct in all material respects (without giving effect to any “materiality” qualifiers contained therein) as of such date);

(b) Covenants. CCI shall have performed and complied with, in all material respects, all covenants and agreements required hereby to be performed or complied with by it on or prior to the Closing Date;

(c) Closing Deliveries. CCI shall have executed and delivered to TPIC, CSI and TPI, or caused to be executed and delivered to TPIC, CSI and TPI, the following documents to which it is a party:

(i) certified copies of the authorizing consents or resolutions of CCI authorizing all aspects of the transactions contemplated pursuant to Article I; and

(ii) the Transition Services Agreement.

(d) Purchase Price. CCI shall have paid the Purchase Price;

(e) CCI Closing Certificate. CCI shall have delivered to TPIC a certificate in form and substance reasonably satisfactory to TPIC to the effect that each of the conditions specified in Section 7.01 and Section 7.02 is satisfied in all respects.

Section 7.03 Conditions Precedent to CCI’s Obligations. CCI’s obligation to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or waiver by CCI) of each of the following conditions (other than these conditions that by their nature are to be satisfied on the Closing Date, but subject to the satisfaction of such conditions on the Closing Date):

(a) Representations and Warranties. The representations and warranties of each of TPIC, CSI and TPI shall be true and correct in all material respects (without giving effect to any “materiality” qualifiers contained therein) on the date hereof and as of the Closing Date as if such representations and warranties were made at such time (other than any such representations and warranties that are made as of another date, which shall be true and correct in all material respects (without giving effect to any “materiality” qualifiers contained therein) as of such date);

(b) Covenants. Each of TPIC, CSI and TPI shall have performed and complied with, in all material respects, all covenants and agreements required hereby to be performed or complied with by it on or prior to the Closing Date;

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(c) No Material Adverse Change. There must have been no Material Adverse Change with respect to TPI on or prior to the Closing Date that is continuing;

(d) Due Diligence Materials. An electronic copy of the TPI Due Diligence Materials shall have been delivered to CCI;

(e) Closing Deliveries. Each of TPI, CSI and TPIC shall have executed and delivered to CCI, or caused to be executed and delivered to CCI, the following documents to which it is a party:

(i) a validly executed IRS Form W-9 of each of TPIC and CSI;

(ii) certified copies of the authorizing consents or resolutions of TPIC, CSI and TPI authorizing all aspects of the transactions contemplated pursuant to Article I;

(iii) the Transition Services Agreement;

(iv) evidence, reasonably satisfactory to CCI, that all patents that primarily relate to the Business has been assigned to TPI;

(v) the Rhode Island Facility Sublease;

(vi) the Supply Agreement;

(vii) the Required Consents;

(viii) the Lien Release(s);

(ix) stock certificates evidencing the Shares, free and clear of all Encumbrances, duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed in blank; and

(x) resignations from each director and officer of TPI in office immediately prior to the Closing.

(f) TPIC Closing Certificate. TPIC shall have delivered to CCI a certificate in form and substance reasonably satisfactory to CCI to the effect that each of the conditions specified in Section 7.01 and Section 7.03 is satisfied in all respects.

(g) Employment. The Person set forth on Schedule 7.03(g) shall be employed by TPI as of the Closing.

Article VIII
Termination

Section 8.01 Termination. This Agreement may be terminated at any time before the Closing:

(a) by written consent of TPIC, CSI, TPI and CCI;

(b) by TPIC, provided that TPIC is not then in breach of this Agreement so as to prevent the conditions to Closing set forth in Section 7.01 and Section 7.03 from being satisfied, if there is (i) a material breach of any representation or warranty made by CCI in this Agreement or (ii) a material breach of any covenant or agreement to be complied with or performed by CCI in this Agreement, in each case, that

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causes any of the conditions to closing set forth in Section 7.01 or Section 7.02 not to be satisfied by, or incapable of being satisfied by, the date set forth in Section 8.01(e); provided, however, that if such breach is curable, the right to terminate this Agreement pursuant to this Section 8.01(b) will not be available to TPIC unless it has provided written notice of such breach to CCI providing reasonably sufficient detail regarding such breach and allowed CCI thirty (30) days to cure such breach;

(c) by CCI, provided that CCI is not then in breach of this Agreement so as to prevent the conditions to Closing set forth in Section 7.01 and Section 7.02 from being satisfied, if there is (i) a material breach of any representation or warranty by TPI, CSI or TPIC in this Agreement or (ii) a material breach of any covenant or agreement to be complied with or performed by TPIC, CSI or TPI in this Agreement, in each case, that causes any of the conditions to closing set forth in Section 7.01 or Section 7.03 not to be satisfied by, or incapable of being satisfied by, the date set forth in Section 8.01(e); provided, however, that if such breach is curable, the right to terminate this Agreement pursuant to this Section 8.01(c) will not be available to CCI unless it has provided written notice of such breach to TPIC, CSI and TPI providing reasonably sufficient detail regarding such breach and allowed TPIC, CSI and TPI thirty (30) days to cure such breach;

(d) by either TPIC or CCI by written notice to the other party if any Governmental Entity with jurisdiction over such matters shall have issued an Order permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, and such Order shall have become final and unappealable; provided, however, that the right to terminate this Agreement under this Section 8.01(d) shall not be available to any Party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, such Order; or

(e) by either TPIC or CCI if the Closing has not occurred by July 1, 2024, or such later date as agreed in writing by each of TPIC and CCI; provided, however, that the right to terminate this Agreement under this Section 8.01(e) shall not be available to any Party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date.

Section 8.02 Effect of Termination. If validly terminated in accordance with Section 8.01, this Agreement shall, except as provided in this Section 8.02, terminate and be of no further force and effect; provided, however, that such termination shall not relieve any Party of any liability for Losses actually incurred or suffered by any other Party from any willful and material breach prior to such termination.

Article IX
Survival

Section 9.01 Survival.

(a) The representations and warranties contained in Article II and Article V will survive the Closing for a period of twelve (12) months, provided, however that those representations and warranties set forth in (i) Section 2.16 (Taxes) shall survive until the expiration of the applicable statute of limitations plus sixty (60) days and (ii) Section 2.01 (Organization and Qualification), Section 2.02 (Authority and Ownership), Section 2.14(a)-(c) (Non-Contravention) and Section 5.02 (Authority and Ownership) shall survive until six (6) years after the Closing Date (the representations and warranties described in clauses (i) and (ii), collectively, “Fundamental Representations”). Except as set forth above, all representations and warranties contained in Article III will not survive the Closing and will terminate upon consummation of the Closing.

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(b) The covenants and obligations to be performed under this Agreement by a Party will survive the Closing until sixty (60) days after the final date such covenant or agreement is to be performed in accordance with the terms hereof.

(c) The applicable survival period set forth in this Section 9.01 shall be referred to herein as the applicable “Survival Period”. Except in the case of Fraud, no Claim for indemnification may be asserted for any breach of any covenant or other agreement contained in this Agreement beyond the applicable Survival Period for such covenant or other agreement; provided, however, that if a notice of a Claim is delivered in good faith pursuant to Section 10.04 prior to the expiration of the Survival Period for such covenant or other agreement, such Claim (as specified in good faith in such Claim notice) shall survive until the final resolution of such Claim, but only with respect to the specific Claim specified in good faith in such Claim notice.

(d) For the avoidance of doubt, the Parties agree and acknowledge that the Survival Periods set forth in this Section 9.01 are contractual statutes of limitations and any claim brought by any Party pursuant to this Agreement must be validly brought or filed pursuant to the terms of this Agreement prior to the expiration of the applicable Survival Period. It is the express intent of the Parties that if the applicable Survival Period for an item as contemplated by this Section 9.01 is shorter than the statute of limitations that would otherwise have been applicable to such item, then, by contract, the applicable statute of limitations with respect to such item shall be modified to the Survival Period contemplated herein, and notwithstanding anything herein to the contrary, the Parties agree that Section 8106(c) of Title 10 of the State of Delaware Code does not apply.

Article X
Obligations to Indemnify

Section 10.01 Indemnification by TPIC. Subject to the other terms and conditions of this Article X, TPIC shall indemnify and defend CCI and its Affiliates (including TPI following the Closing), and each of their respective owners, members, partners, shareholders, directors, officers, managers, employees, agents, and respective successors and permitted assigns (collectively, “TPIC Indemnified Parties”) against, and shall hold each of TPIC Indemnified Parties harmless from and against, any and all Losses incurred or sustained by, or imposed upon, TPIC Indemnified Parties based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of TPIC, CSI or TPI contained in this Agreement;

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by TPIC, CSI or (prior to the Closing) TPI pursuant to this Agreement;

(c) any Pre-Closing Taxes; and

(d) items #1 and #2 listed on Schedule 2.06(c) of the TPI Disclosure Schedules.

Section 10.02 Indemnification by CCI. Subject to the other terms and conditions of this Article X, CCI shall indemnify and defend TPIC and its Affiliates, and each of their respective owners, members, partners, shareholders, directors, officers, managers, employees, agents, and respective successors and permitted assigns (collectively, “CCI Indemnified Parties”) against, and shall hold the CCI Indemnified Parties harmless from and against, any and all Losses incurred or sustained by, or imposed upon, CCI Indemnified Parties based upon, arising out of, with respect to or by reason of:

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(a) any inaccuracy in or breach of any of the representations or warranties of CCI contained in this Agreement; and

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by CCI or (following the Closing) TPI pursuant to this Agreement.

Section 10.03 Limitations on Indemnification.

(a) No Claim for Losses shall be made under this Article X unless the amount of the Claim or series of related Claims exceeds $5,000 (the “Mini Basket”), in which event such Losses shall be included when calculating the aggregate amount of all Losses in respect of indemnification under this Article X. TPIC shall not be liable to the TPIC Indemnified Parties for indemnification under this Article X until the aggregate amount of all Losses in respect of indemnification under this Article X exceeds $50,000 (such amount, the “Basket”), in which event TPIC shall only be required to pay or be liable for such Losses in excess of the Basket. The aggregate amount of all Losses for which an Indemnifying Party shall be liable pursuant to this Article X shall not exceed $1,000,000. Notwithstanding the foregoing, the limitations set forth in this Section 10.03(a) shall not apply to Fraud, Fundamental Representations, or Pre-Closing Taxes. For purposes of this Article X, the amount of Losses resulting from or arising out of any inaccuracy in or breach of any representation or warranty shall be determined without regard to any materiality, material adverse effect or other similar qualification contained in or otherwise applicable to such representation or warranty.

(b) If a Claim could be brought pursuant to Section 10.02(a) or Section 10.02(b), such Claim shall be brought pursuant to Section 10.02(a). If a Claim could be brought pursuant to Section 10.01(a) or Section 10.02(a) with respect to a breach of a Fundamental Representation or a breach of a representation that is not a Fundamental Representation, such Claim shall be brought with respect to such representation that is not a Fundamental Representation.

(c) No Indemnifying Party shall be liable under this Article X for (i) any Losses based upon or arising out of any inaccuracy in or breach of any of the representations or warranties if the Indemnified Party had actual knowledge of such specific inaccuracy or specific breach prior to the Closing (other than as contemplated by Section 6.07), (ii) any liability accrued on, reserved for or reflected on the Financial Statements, or (iii) any representation, warranty, covenant, agreement or condition waived by the applicable Indemnified Party at or prior to the Closing.

(d) Payments by an Indemnifying Party (hereafter defined) pursuant to Section 10.01 or Section 10.02 in respect of any Loss shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds received by the Indemnified Party (hereafter defined) in respect of any such Claim (net of any costs of recovery and adjustments in insurance premiums as a result of such Claim). The Indemnified Party shall use its commercially reasonable efforts to mitigate any Losses with respect to which it may be entitled to seek indemnification pursuant to this Agreement, including using commercially reasonable efforts to pursue and attempt to recover under insurance policies or indemnity, contribution or other similar agreements for any Losses.

(e) If there is a determination that any amount is owed to an Indemnified Party pursuant to this Article X, the Indemnifying Party shall satisfy such obligation by paying such amount by wire transfer of immediately available funds to the Indemnified Party within 10 Business Days of the date of such determination.

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Section 10.04 Indemnification Procedures. The party making a Claim under this Article X is referred to as the “Indemnified Party,” and the party against whom such Claim are asserted under this Article X is referred to as the “Indemnifying Party.”

(a) Third-Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an affiliate of a party to this Agreement (a “Third-Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third-Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third-Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, however, that an Indemnifying Party shall not have the right to defend or direct the defense of any such Third-Party Claim that seeks an injunction or other equitable relief against the Indemnified Party. In the event that the Indemnifying Party assumes the defense of any Third-Party Claim, subject to Section 10.04(a), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third-Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right, at its own cost and expense, to participate in the defense of any Third-Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required. If the Indemnifying Party elects not to defend such Third-Party Claim, the Indemnified Party may, subject to Section 10.04(a), pay, compromise, defend such Third-Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third-Party Claim. TPIC and CCI shall cooperate with each other in all reasonable respects in connection with the defense of any Third-Party Claim, including access to records relating to such Third-Party Claim.

(b) Settlement of Third-Party Claims. Notwithstanding any other provision of this Agreement, (i) if the Indemnifying Party has assumed the defense of a Third-Party Claim, the Indemnifying Party shall have the right to settle or resolve such Third-Party Claim without the prior written consent of the Indemnified Party (it being understood that any settlement amount made without the prior written consent of the Indemnified Party shall not be determinative of the Losses related to such Third-Party Claim) and (ii) if the Indemnifying Party has not assumed the defense of a Third-Party Claim, the Indemnified Party shall have the right to settle or resolve such Third-Party Claim without the prior written consent of the Indemnifying Party (it being understood that any settlement amount made without the prior written consent of the Indemnifying Party shall not be determinative of the Losses related to such Third-Party Claim).

(c) Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third-Party Claim (a “Direct Claim”, and together with Third-Party Claims, “Claims”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights

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or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim. During such thirty (30)-day period, the Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Indemnified Party’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such thirty (30)-day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

Section 10.05 Exclusive Remedies. The Parties acknowledge and agree that their sole and exclusive remedy with respect to any and all Claims (other than Claims arising from Fraud on the part of a Party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Article X. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under Law, any and all rights, Claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other Parties and their Affiliates arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this Article X. Nothing in this Section 10.05 shall limit any Person’s right to seek and obtain equitable relief to which such Person may be entitled or to seek any remedy on account of any party’s fraudulent, criminal or intentional conduct. Except in the case of fraud or to the extent actually awarded to a Governmental ENTITY or other third party, neither tpic nor cci, nor any of their respective affiliates, shall be liable to any other party or any of its affiliates for any punitive, special, speculative, treble, remote, exemplary, incidental, indirect, or consequential damages, including for loss of profits, loss in value of assets, or loss of use or revenue, regardless of whether such claim is based in contract, tort (including negligence), strict liability, violation of any applicable deceptive trade practices act, or similar legal requirement or any other legal or equitable principle.

Section 10.06 No Duplication. Any liability for indemnification hereunder shall be determined without duplication of recovery by any reason of the state of facts giving rise to such liability constituting a breach of more than one representation, warranty, covenant or agreement herein.

Section 10.07 Characterization of Indemnity Payments. Except as otherwise required by Law, any payment made pursuant to this Article X shall be treated, for Tax purposes, as part of the Purchase Price (except to the extent treated as interest pursuant to Law).

Article XI
Miscellaneous

Section 11.01 Notices. Except as otherwise expressly provided in this Agreement to the contrary, any notice, demand or other communication required or permitted to be given under this Agreement shall

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be in writing (including facsimile or similar electronic transmission) and shall be effective, if given by registered or certified mail, return receipt requested, as of the third (3rd) day after the date indicated on the mailing certificate, or if given by facsimile or other electronic transmission, upon oral or written confirmation of receipt, in each case, addressed as follows:

If to TPI (prior to the Closing), TPIC or CSI:

TPI, Inc.

9200 E. Pima Center Parkway, Suite 250

Scottsdale, AZ 85258

Attention: General Counsel and Chief Financial Officer

Email: SFishbach@tpicomposites.com

With a copy to (which shall not constitute notice):

Goodwin Procter LLP
601 Marshall St.
Redwood City, California 94063
Attention: Micheal Reagan; Justin Smith

Email: mreagan@goodwinlaw.com; justinsmith@goodwinlaw.com

If to TPI (following the Closing) or CCI:

Clear Creek Investments, LLC

215 South Highway 101

Suite 205

Solana Beach, CA 92075

Attention: Todd Crescenzo, CFA

Email: todd@clearcreekinv.com

With a copy to (which shall not constitute notice):

Troutman Pepper Hamilton Sanders LLP

High Street Tower

125 High Street, 19th Floor

Boston, MA 02110

Attention: Daniel Sieck

Email: daniel.sieck@troutman.com

Section 11.02 Interpretation. All references in this Agreement to Exhibits, Schedules, Annexes, Articles, Sections, subsections, clauses and other subdivisions refer to the corresponding Exhibits, Schedules, Annexes, Articles, Sections, subsections, clauses and other subdivisions of or to this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Exhibits, Schedules, Annexes, Articles, Sections, subsections, clauses and other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement and shall be disregarded in construing the language hereof. The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular Article, Section, subsection, clause or other subdivision unless expressly so limited. The words “this Article,” “this Section,” “this subsection,” “this clause,” and words of similar import, refer only to the Article, Section, subsection and clause hereof in which such words occur. The word “including” (in its various forms) means including without limitation. The word “will” shall be construed to have the same meaning and effect as the word

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“shall.” All references to “$” or “dollars” shall be deemed references to United States dollars. Each accounting term not defined herein will have the meaning given to it under GAAP as interpreted as of the date of this Agreement. Unless expressly provided to the contrary, the word “or” is not exclusive. Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires. Annexes, Exhibits and Schedules referred to herein are attached to and by this reference incorporated herein for all purposes. Reference herein to any federal, state, local or foreign Law shall be deemed to also refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The words “day” or “days” shall mean calendar day, unless denoted as a Business Day.

Section 11.03 Defined Terms. Capitalized terms used and not otherwise defined herein shall have the meaning assigned thereto in Annex A attached hereto.

Section 11.04 Governing Law and Jurisdiction. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware (including in respect of the statute of limitations or other limitations period applicable to any claim, controversy or dispute hereunder), without giving effect to principles of conflicts of laws that would require the application of the laws of any other jurisdiction. The Parties agree that any Action seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated under this Agreement and each other Transaction Document shall be brought in any federal court located in the State of Delaware or any Delaware state court, and each of the Parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such Action and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such Action in any such court or that any such Action brought in any such court has been brought in an inconvenient forum. Process in any such Action may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 11.01 shall be deemed effective service of process on such party.

Section 11.05 Waiver of Trial by Jury. EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT.

Section 11.06 Entire Agreement. This Agreement (including the Schedules to this Agreement, the Exhibits to this Agreement, the Transaction Documents and the Confidentiality Agreement) constitute the entire agreement of the Parties with respect to the subject matter of this Agreement and the Confidentiality Agreement, and supersede all prior agreements and undertakings, both written and oral, among the Parties to this Agreement with respect to the subject matter of this Agreement and the Confidentiality Agreement.

Section 11.07 No Third-Party Beneficiaries; Successors and Assigns. This Agreement is for the sole benefit of the Parties and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. This Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns; provided, however, that no Party may assign this Agreement (or any rights, benefits or obligations hereunder) without the prior written consent of all other Parties.

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Section 11.08 Waivers and Amendments. This Agreement may be amended only by a written instrument signed by each Party. Any failure of the Parties to comply with any obligation, covenant, agreement or condition in this Agreement may be waived by the Party entitled to the benefits thereof only by a written instrument signed by the Party granting such waiver. No delay on the part of any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any Party of any right, power or privilege hereunder operate as a waiver of any other right, power or privilege hereunder, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

Section 11.09 Severability. If any provision contained herein is invalid, illegal or unenforceable in any respect under any Law, the validity, legality and enforceability of the remaining provisions shall not be affected or impaired in any way. The Parties shall so far as practicable execute such additional documents in order to give effect to any provision hereof which is determined to be invalid, illegal or unenforceable.

Section 11.10 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. This Agreement may be executed by delivery of an executed counterpart of a signature page to this Agreement by facsimile or other electronic transmission (including in a PDF format via email), which shall have the same force and effect as original executed signature pages.

Section 11.11 Conflict Waiver; Attorney-Client Privilege. Recognizing that Goodwin Procter LLP (“Goodwin Procter”) has acted as legal counsel to TPIC, CSI, TPI and their respective Affiliates prior to the Closing, and that Goodwin Procter intends to act as legal counsel to TPIC and its Affiliates after the Closing, CCI hereby waives, on its own behalf and agrees to cause its Affiliates (including, following the Closing, TPI) to waive, any conflicts that may arise in connection with Goodwin Procter representing TPIC or its Affiliates after the Closing as such representation may relate to CCI or its Affiliates or the transactions contemplated by this Agreement. In addition, all communications involving attorney-client confidences between TPIC, CSI, TPI and their Affiliates (including, prior to the Closing, TPI) in the course of the negotiation, documentation and consummation of the transactions contemplated hereby shall be deemed to be attorney-client confidences that belong solely to TPIC and its Affiliates (and not TPI). Accordingly, neither CCI nor (following the Closing) TPI shall have access to any such communications, or to the files of Goodwin Procter relating to such engagement. Without limiting the generality of the foregoing, following the Closing (i) TPIC and its Affiliates (and not TPI) shall be the sole holders of the attorney-client privilege with respect to such engagement, and TPI shall not be a holder thereof, (ii) to the extent that files of Goodwin Procter in respect of its engagement constitute property of the client, only TPIC and its Affiliates (and not TPI) shall hold such property rights and (iii) Goodwin Procter shall have no duty whatsoever to reveal or disclose any such attorney-client communications or files to CCI or TPI by reason of any attorney-client relationship between Goodwin Procter and TPI or otherwise. Notwithstanding the foregoing, in the event that a dispute arises between CCI or TPI, on one hand, and a third party (other than a Party to this Agreement or any of their respective Affiliates), on the other hand, after the Closing, TPI may assert the attorney-client privilege to prevent disclosure of confidential communications by Goodwin Procter to such third party; provided, however, that TPI may not waive such privilege without the prior written consent of TPIC.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Parties have caused this Stock Purchase Agreement to be signed and delivered as of the date first above written.

CCI GLOBAL WATER FUND LP

By: CCI GP I, LLC

Its: General Partner

By:_/s/ Todd Crescenzo____________

Name: Todd Crescenzo

Its: Manager

[Signature Page to Stock Purchase Agreement]

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IN WITNESS WHEREOF, the Parties have caused this Stock Purchase Agreement to be signed and delivered as of the date first above written.

TPI COMPOSITES, INC.

By:__/s/ William E. Siwek _______

Name: William E. Siwek

Its: President and Chief Executive Officer

COMPOSITE SOLUTIONS, INC.

By:__/s/ William E. Siwek_________

Name: William E. Siwek

Its: President and Chief Executive Officer

TPI, INC.

By:__/s/ William E. Siwek _________

Name: William E. Siwek

Its: President and Chief Executive Officer

[Signature Page to Stock Purchase Agreement]

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ANNEX A

DEFINITIONS

“Action” means any action, claim, complaint, charge, suit, investigation, petition, arbitral proceeding or other proceeding, whether civil, criminal or administrative, in Law or in equity.

“Affiliated Group” means any affiliated group within the meaning of Section 1504(a) of the Code or any similar group defined under a similar provision of state, local, or non-U.S. law.

“Affiliates” means, with respect to any relevant Person, any other Person that directly or indirectly Controls, is Controlled by, or is under common Control with, such relevant Person in question.

“Agreement” has the meaning given that term in the recitals.

“Alternate Transaction” means (a) any equity purchase, merger, consolidation, reorganization, change in organizational form, spin off, split off, recapitalization, sale of equity interests or other similar transaction involving CSI or TPI or any of their Affiliates, (b) any sale of all or any significant portion of the assets of CSI or TPI, as applicable, (c) any other transaction in respect of CSI or TPI which results directly or indirectly, in a change of control of CSI or TPI or sale of any minority equity interest in CSI or TPI, or (d) any other transaction or series of transactions which has substantially similar economic effects, in each such case, in which transaction CCI does not participate.

“Basket” has the meaning given that term in Section 10.03(a).

“Benefit Plan” has the meaning given that term in Section 2.05(c).

“Books and Records” means copies of all books and records exclusively related to the operation and maintenance of the assets of TPI, including all applicable accounting-related information and all information with respect thereto required by Law to be maintained by the owner or operator of such assets related to the Business, including all files, correspondence, memoranda, maps, plats, customer lists and supplier lists, in each case, of the Business.

“Business Day” means Monday through Friday of each week, except that a legal holiday recognized as such by the State of Arizona shall not be regarded as a Business Day.

“Business Employees” has the meaning given that term in Section 6.12(b).

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act (Pub. L. 116-136).

“CCA” means the Consolidation Appropriations Act, 2021 (Pub. L. 116-260).

“CCI” has the meaning given that term in the recitals.

“CCI Indemnified Parties” has the meaning given that term in Section 10.02.

“CCI’s Knowledge” means the actual knowledge of Todd Crescenzo and Jerry Lavine.

“Claims” has the meaning given that term in Section 10.04(c).

“Closing” has the meaning given that term in Section 1.02.

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“Closing Date” has the meaning given that term in Section 1.02.

“Code” means the Internal Revenue Code of 1986 and any successor statute, as amended from time to time.

“Competing Business” has the meaning given that term in Section 6.10(c)(i).

“Confidentiality Agreement” means the nondisclosure letter agreement, dated June 9, 2023, between TPIC and CCI.

“Contract” means any written contract, agreement, indenture, note, bond, loan, instrument, lease, conditional sale contract or mortgage.

“Control,” “Controlling”, or “Controlled by” means the possession of the power to direct the management and policies of a Person whether through ownership of voting securities, contract or otherwise.

“CSI” has the meaning given that term in the recitals.

“CSI’s Knowledge” means the actual knowledge of Bill Siwek, Steven Fischbach and Ryan Miller.

“Current Assets” means, with respect to TPI, trade accounts receivable, accrued accounts receivable, prepaid expenses for software, rent and insurance agreements, security deposits, marketable securities, prepaid expenses, inventory and other current assets (but excluding any income Tax assets, any deferred Tax assets and any cash), as determined in the manner and on a basis consistent with TPI’s historical accounting practices applied on a consistent basis with TPI’s “billings” basis of accounting used to manage the day-to-day operations of the Business, in each case, calculated in accordance with Schedule 1.03.

“Current Liabilities” means, with respect to TPI, any trade payables and all accruals, provisions or Liabilities that are payable within one (1) year from the date of determination, which have been accrued and maintained in accordance with the as determined in the manner and on a basis consistent with TPI’s historical accounting practices applied on a consistent basis with TPI’s “billings” basis of accounting used to manage the day-to-day operations of the Business (but excluding any income Tax liabilities and any deferred Tax liabilities), in each case, calculated in accordance with Schedule 1.03.

“Direct Claim” has the meaning given that term in Section 10.04(c).

“Encumbrance” means any lien, pledge, option, charge, levy, security interest, deed of trust, attachment, right of first option, right of first refusal or similar restriction, mortgage, right-of-way, easement, encroachment, building or use restriction, conditional sales arrangement, common usage arrangement or other similar encumbrance, assessment, claim, covenant, condition or other similar imperfection or right of third parties affecting title, whether voluntarily incurred or arising by operation of Law, including any agreement to give any of the foregoing in the future, and any contingent sale or other title retention agreement or lease in the nature thereof.

“Environmental Laws” means any and all Laws relating to the environment, Hazardous Substances or environmental conditions at, on, under, or originating at or migrating from any property, or soil, water and groundwater conditions, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. §§ 9601, et seq., the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901, et seq., the Toxic Substances Control Act, as amended, 15 U.S.C. §§ 2601 et seq., the Clean Air Act, as amended, 42 U.S.C. §§ 7401, et seq., the Federal Water Pollution Control Act, as

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amended, 33 U.S.C. §§ 1251, et seq., the Oil Pollution Act, 33 U.S.C. §§ 2701 et seq., the Federal Hazardous Materials Transportation Act, 45 U.S.C. §§ 5101, et seq., any amendments to the foregoing, and any similar federal, state or local laws, statutes, ordinances, rules, decrees, orders or regulations.

“Environmental Liabilities” means any Liability, Claim or Proceeding under Environmental Laws in relation to environmental matters, including any Liability to investigate, treat, clean up or otherwise remediate any of TPI’s material assets or Hazardous Substances elsewhere which have emanated from TPI, which liabilities have arisen from activities or non-performance of TPIC or for which TPIC is held responsible.

“Environmental Permits” means those Permits and any certificates, orders, waivers, variances or other approvals and licenses issued by or required to be filed with any Governmental Entity under any applicable Environmental Law that are in the name of TPIC or any of its Affiliates, related solely to TPI.

“ERISA” means the Employee Retirement Income Security Act of 1974 and the rules and regulations promulgated thereunder, as amended and supplemented from time to time, or any successors thereto.

“ERISA Affiliate” means any Person that, together with TPI, is at any relevant time treated as a “single employer” under Sections 414(b), (c), (m) or (o) of the Code.

“Financial Statements” have the meaning given that term in Section 2.10(a).

“Fraud” means actual fraud by a Person, which involves a knowing and intentional misrepresentation or omission by such Person, with the intent of inducing any other Person to act or omit to act and upon which such other Person has relied to its detriment (as opposed to any fraud claim based on constructive knowledge or negligent misrepresentation or a similar theory) under Delaware Law.

“Fundamental Representations” has the meaning given that term in Section 9.01(a).

“GAAP” means the U.S. generally accepted accounting principles, as consistently applied throughout the relevant period.

“Goodwin Procter” has the meaning given that term in Section 11.11.

“Governmental Entity” means any (a) national, state, county, municipal or local government and any political subdivision thereof, (b) court or administrative tribunal, (c) other governmental, quasi-governmental, judicial, public or statutory instrumentality, authority, body, agency, bureau or entity of competent jurisdiction (including any zoning authority or state public utility commission, or any comparable authority), (d) non-governmental agency, tribunal or entity that is properly vested by a governmental authority with applicable jurisdiction and (e) arbitrator or panel of arbitrators.

“Hazardous Substances” means (a) any chemical, material, waste, produce, derivative, mixture or substance, whether solid, liquid or gaseous, in each case, whether naturally occurring or manmade, that is listed, regulated, classified, defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “hazardous constituents,” “restricted hazardous materials,” “extremely hazardous substances,” “toxic substances,” “contaminants,” “pollutants,” “toxic pollutants” or words of similar meaning and regulatory effect under, or for which liability or standards of care are imposed by, any Environmental Law, and (b) any petroleum hydrocarbons, petroleum products, oil and natural gas exploration and production wastes, natural gas liquids, condensate, natural gas, asbestos or

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asbestos-containing materials and naturally occurring radioactive materials or any other substance or waste regulated under or for which liability or standards of care are imposed by Environmental Laws.

“Indemnified Party” has the meaning given that term in Section 10.04.

“Indemnifying Party” has the meaning given that term in Section 10.04.

“Intellectual Property” means: (a) all registered and unregistered domestic and foreign inventions, patents and patent applications, (b) all registered and unregistered trademarks, service marks, trademark registration and applications, trade dress, logos, trade names and brand names, and any combination of such names, including all goodwill associated therewith and all applications, registrations and renewals in connection therewith, (c) all copyrightable works, all copyrights and all applications, registrations and renewals in connection therewith and (d) all trade secrets and confidential business information (including ideas, research and development, know-how, compositions, designs, formulae, technology, processes, drawings, specifications, customer and supplier lists, pricing and cost information and business and market plans and proposals).

“IRS” means the U.S. Internal Revenue Service.

“Laws” means all applicable laws, rules, regulations, decrees, statutes, acts, ordinances, rules, directives, treaties, codes, regulations, rulings, proclamations, decisions, resolutions, judgments or orders of any domestic, foreign or international Governmental Entity or any subdivision thereof.

“Leased Real Property” has the meaning given that term in Section 2.03(b).

“Leases” has the meaning given that term in Section 2.03(b).

“Liability” means any liability or obligation, whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due.

“Lien Releases” has the meaning given that term in Section 6.16.

“Losses” means, subject to Section 10.05, any and all losses, Taxes, Liabilities, obligations (including indemnification obligations), damages, lawsuits, deficiencies, claims, demands, costs and expenses (whether or not arising out of Third-Party Claims), including interest, penalties, reasonable and documented out-of-pocket legal fees.

“Material Adverse Change” means, with respect to TPI, any change, event, circumstance or effect that (a) is or would reasonably be expected to be materially adverse to TPI or (b) materially impedes or would reasonably be expected to impede the ability of a Party or an Affiliate of a Party to complete the transactions contemplated by this Agreement and the other Transaction Documents, but shall exclude any change, event, circumstance or effect resulting or arising from: (i) any change in general economic, operating, business, regulatory or other conditions in the industry of the Business; (ii) general economic conditions, including changes in the credit, debt or financial, capital markets (including changes in interest or exchange rates), in each case, in the United States or anywhere else in the world; (iii) conditions in the securities markets, capital markets, credit markets, currency markets or other financial markets in the United States or any other country or region in the world; (iv) seasonal reductions in revenues or earnings substantially consistent with the historical results of TPI; (v) national or international political conditions, including any engagement in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack; (vi) actions required to be taken under applicable

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Laws; (vii) the failure of TPI to meet or achieve the results set forth in any internal budget, plan, projection or forecast; (viii) changes in Law or the interpretation thereof or changes in GAAP or other accounting requirements or principles; (ix) the entry into or announcement of this Agreement; or (x) any period of full or partial suspension of operations related to hurricanes, earthquakes, floods, tsunamis, tornadoes, mudslides, wild fires or other natural disasters, epidemic, pandemic, disease or other public health crises (including the coronavirus (COVID-19) pandemic); provided, that if any matter described in clauses (i), (ii), (iii), (iv), (vi), (vii), (viii), (ix) and (x) has had a materially disproportionate adverse impact on TPI (taken as a whole) relative to other companies of comparable size to TPI operating in the industry or industries in which TPI operates, then the incremental impact of such event shall be taken into account for the purpose of determining whether a Material Adverse Change has occurred.

“Material Customer” has the meaning given that term in Section 2.12(a).

“Material Supplier” has the meaning given that term in Section 2.12(b).

“Member” means, as applicable, TPIC or CCI.

“Mini Basket” has the meaning given that term in Section 10.03(a).

“New Plan” has the meaning given that term in Section 6.12(d).

“Order” means any judgment, order, settlement agreement, writ, injunction or decree of any Governmental Entity having jurisdiction over the matter.

“Parties” has the meaning given that term in the recitals.

“Permit” means any license, permit, concession, franchise, authority, consent, authorization, registration or approval granted by any Governmental Entity, including Environmental Permits, that is material to TPI’s current ownership, use and operation of the Business.

“Permitted Encumbrances” means (a) carriers, warehouseman, mechanics, materialmen or other similar statutory Encumbrances which have arisen in the ordinary course of business and that secure amounts that are not yet due and payable; (b) with respect to real property interests, covenants, conditions, restrictions, easements, encroachments or encumbrances of public record that do not, to TPI’s Knowledge, individually or in the aggregate, materially diminish the value or materially interfere with the current or planned occupancy, ownership or operation of the Leased Real Property; (c) with respect to real property interests, zoning, building codes and other land use Laws regulating the use or occupancy of the Leased Real Property or the activities conducted thereon which are imposed by a Governmental Entity which are not violated by the current use and operation of the Leased Real Property and that do not, individually or in the aggregate, materially interfere with the current or planned occupancy, ownership or operation of the Leased Real Property; (d) all non-exclusive licenses to TPI Intellectual Property; (e) Encumbrances created pursuant to the Transaction Documents; (f) liens for current period Taxes or assessments not yet due or delinquent, or, if delinquent, that are being contested in good faith in the ordinary course of business for which adequate reserves have been established in accordance with GAAP; (g) other liens arising in the ordinary course of business and not incurred in connection with the borrowing of money; and (h) liens the existence of which would not materially diminish the value or materially interfere with the current or planned occupancy, ownership or operation of the Business.

“Person” means any individual or entity, including any corporation, limited liability company, partnership (general or limited), joint venture, association, joint stock company, trust, unincorporated organization or government (including any board, agency, political subdivision or other body thereof).

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“Personal Information” means all information (in any form, including paper, electronic and other forms) regarding or capable of being associated with an individual, consumer, household or device that is regulated as “personally identifiable information,” “personal information,” “personal data,” and/or similar expressions under applicable Law.

“Pre-Closing Income Tax Returns” has the meaning given that term in Section 6.08(d)(i).

“Pre-Closing Non-Income Tax Returns” has the meaning given that term in Section 6.08(d)(ii).

“Pre-Closing Tax Period” means a taxable period (or the portion of any Straddle Period) ending on or before the Closing Date.

“Pre-Closing Taxes” means all Liabilities (a) for Taxes of TPIC and CSI or any of their predecessors or Affiliates, (b) for Taxes of TPI or imposed with respect to TPI for any Pre-Closing Tax Period, (c) for the employer’s share of all employment, payroll and similar Taxes (i) incurred by TPI in connection with payments made by TPI in connection with the this Agreement (ii) of TPI for any Pre-Closing Tax Period deferred under the CARES Act or related guidance, (d) for Taxes of another Person imposed on TPI pursuant to Treasury Regulations Section 1.1502-6 or any analogous state, local or foreign Law or regulation, or by reason of TPI having been a member of any consolidated, combined or unitary group on or prior to the Closing Date, or (e) of TPI for Taxes of any other Person pursuant to any contractual agreement entered into on or before the Closing Date or as a transferee or successor, or otherwise as a result of any transaction occurring on or before the Closing, provided, however, that Pre-Closing Taxes shall (1) exclude any Taxes attributable to transactions taken by CCI or TPI on the Closing Date after the Closing that are outside of the ordinary course of business, (2) exclude, in each case except as permitted under Section 6.08(f), any Taxes attributable to any voluntary disclosure programs or initiatives entered into by the TPI, or any voluntary amendments to any Tax Returns, and (3) exclude any Taxes attributable to elections retroactive to a Pre-Closing Tax Period (including, without limitation, any election under Sections 336 or 338 of the Code) made by the TPI, in each case, after the Closing.

“Pre-Closing Warranty Claims” means all warranty claims arising out of, occasioned by or related to the Products or the other assets of TPI accruing prior to the Closing, regardless of when such claims are actually known or made and regardless of whether such warranty is express or implied (except to the extent implied warranties are legally disclaimed), arise or are imposed under contract, tort or applicable law.

“Proceedings” means any actions, causes of action, written demands, written claims, suits, investigations, any proceeding (including any bankruptcy, civil, criminal, administrative, judicial, environmental, investigative or appellate proceeding and any informal proceeding), litigation, arbitration and appeals by or before any Governmental Entity or arbitrator.

“Products” means the automotive industry related products from TPI’s automotive business line set forth on Schedule 1.01.

“Representatives” means any employee, agent, officer, director, manager, attorney, advisor, representative, consultant, contractor, or subcontractor of a Party.

“Required Consents” means the consents and/or approvals as are required in order for the TPI Material Contracts identified on Schedule 1.02 hereto to continue with TPI as a party thereto following the consummation of the transactions contemplated herein.

“Required Regulatory Approvals” means the approvals of any Governmental Entity required for the transfer of the Shares.

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“Restricted Period” has the meaning given that term in Section 6.10(c)(ii).

“Rhode Island Facility” means the facility located at 272 Market Street, Warren, Rhode Island.

“Rhode Island Facility Lease” means that certain Lease dated September 30, 2004 by and between The Pearson Complex LLC (as successor in interest to RBS Warren, LLC, as successor in interest to TN Realty, LLC d/b/a In Rhode Island as True North Realty, LLC), as landlord, and Composite Solutions, Inc., as tenant, as modified by that certain Lease Modification and Extension Agreement dated June 16, 2010, as modified by that certain Second Lease Modification Agreement dated July 18, 2014, and as modified by that certain Third Lease Modification and Extension Agreement dated September 17, 2019 for the lease of the Rhode Island Facility.

“Rhode Island Facility Sublease” means that certain Sublease Agreement between CSI, as sublessor, and TPI, as sublessee, for the sublease of the Rhode Island Facility, in form and substance reasonably satisfactory to TPIC and CCI.

“SOX” has the meaning given such term in Section 2.10(b).

“Straddle Period” means any Tax period that begins before and ends after the Closing Date.

“Straddle Period Returns” has the meaning given such term in Section 6.08(d)(ii).

“Supply Agreement” means that certain Supply Agreement, in substantially the form attached as Exhibit A.

“Survival Period” has the meaning given that term in Section 9.01(c).

“Tax” means (a) any U.S. federal, state, local or foreign taxes, charges, fees, levies or other similar assessments or Liabilities of any kind, including income, receipts, ad valorem, value added, excise, real or personal property, sales, occupation, service, stamp, transfer, registration, natural resources, severance, premium, windfall or excess profits, environmental, customs duties, use, licensing, healthcare, escheat or unclaimed property (in each case whether treated as a tax under local Law), withholding, employment, social security, unemployment, disability, payroll, share, capital, surplus, alternative, minimum, add-on minimum, estimated, franchise or any other taxes, charges, fees, levies or other similar assessments or Liabilities of any kind whatsoever and denominated by any name whatsoever, whether computed on a separate, consolidated, unitary or combined basis or in any other manner, and includes any interest, fines, penalties, assessments, deficiencies or additions thereto, and in each case whether disputed or not, (b) any and all Liability for amounts described in the immediately foregoing clause (a) imposed as a result of being a member of an affiliated, consolidated, combined or unitary group, including pursuant to Treasury Regulations Section 1.1502-6 or any analogous or similar state, local or foreign Law or regulation, and (c) any and all Liability for amounts described in the immediately foregoing clauses (a) or (b) of any Person payable as a transferee or successor, by contract or pursuant to any Law, rule or regulation or otherwise.

“Tax Return” means any U.S. federal, state, local, foreign or other applicable report, statement, form, return, election, claim for refund, information return, schedule or other document (including any amendment thereto and any related or supporting schedules, statements or information, and including, without limitation, FinCEN Form 114 or Treasury Form TD F 90-22.1) or information required to be filed with or supplied to a Governmental Entity in connection with Taxes or the administration of any Laws, regulations or administrative requirements relating to any Taxes.

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“Tax Sharing Agreement” means a Contract, a principal purpose of which is the sharing or allocation of or indemnification for Taxes.

“Taxing Authority” means any Governmental Entity having or purporting to have jurisdiction with respect to any Tax.

“Territory” has the meaning given that term in Section 6.10(c)(iii).

“Third Party” means, with respect to a Party, any Person other than: (a) such Party; (b) such Party’s Affiliates; (c) such Party’s and its Affiliates’ Representatives; and (d) such Party’s permitted assigns.

“Third-Party Claim” has the meaning given that term in Section 10.04(a).

“TPI” has the meaning given that term in the recitals.

“TPI Confidential Information” has the meaning given that term in Section 2.07(d).

“TPI Disclosure Schedule” means the disclosure schedule of TPI attached hereto.

“TPI Due Diligence Materials” means the materials “made available for viewing by CCI and its Affiliates in the online virtual data room prepared by TPIC and its Affiliates and accessed at www.intralinks.com prior to the date of this Agreement.

“TPI Intellectual Property” means all Intellectual Property owned or purported to be owned by, or developed by or on behalf of, TPI and any other Intellectual Property used or possessed by TPI as of the date of this Agreement that primarily relates to the Business.

“TPI’s Knowledge” means the actual knowledge of Bill Siwek, Steven Fischbach, Ryan Miller and Jerry Lavine.

“TPI Working Capital” means (a) the Current Assets minus (b) the Current Liabilities.

“TPIC” has the meaning given that term in the recitals.

“TPIC Indemnified Parties” has the meaning given that term in Section 10.01.

“TPIC Plan” has the meaning given that term in Section 6.12(d).

“Transaction Documents” means, collectively, this Agreement, the Transition Services Agreement, the Supply Agreement and each other agreement, instrument or certificate delivered pursuant hereto or thereto.

“Transfer Taxes” has the meaning given that term in Section 6.08(a).

“Transition Services Agreement” means that certain Transition Services Agreement, in substantially the form attached hereto as Exhibit B.

“Warranty Expense Notice” has the meaning given that term in Section 6.14.

“Warranty Servicing Expenses” means all Liabilities for Pre-Closing Warranty Claims, including (a) any underlying Liabilities that give rise to such Pre-Closing Warranty Claims and (b) all associated Liabilities related to the servicing of such Pre-Closing Warranty Claims.

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Exhibit A

SUPPLY AGREEMENT

THIS SUPPLY AGREEMENT (this “Agreement”) is made and entered into as of June 30, 2024 (the “Effective Date”), by and between TPI Composites, Inc., a Delaware corporation (“TPIC”), and TPI Inc., a Delaware corporation (the “Company”). TPIC and the Company are sometimes referred to herein, individually, as a “Party” and, collectively, as the “Parties.”

RECITALS

WHEREAS, TPIC and the Company, among others, are party to that certain Stock Purchase Agreement (the “SPA”) effective as of June 17, 2024, pursuant to which TPIC and Composite Solutions, Inc., an affiliate of TPIC, agreed to sell of the outstanding stock of the Company to CCI Global Water Fund LP, a Delaware limited partnership (the “Transaction”);

WHEREAS, TPIC has entered into certain material supply contracts (the “Supply Contract(s)”) with suppliers (the “Supplier(s)”), each as set forth on Exhibit A attached hereto, for the purchase of certain materials and products offered thereunder (the “Products”); and

WHEREAS, in furtherance of the purposes set forth in the SPA, TPIC desires to designate the Company as a buyer under the Supply Contracts in order to allow the Company, from and after the consummation of the Transaction, to purchase Products directly from the Suppliers in accordance with and subject to the terms and conditions set forth in the Supply Contracts, and the Company desires to become a buyer under the Supply Contracts for such purpose, in each case, on the terms and pursuant to the conditions set forth in this Agreement.

NOW THEREFORE, in consideration of the premises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

Article I
SUPPLY CONTRACTS

Section 1.1. Supply Contracts. Subject to the terms and conditions set forth herein, TPIC hereby designates the Company as a buyer under the Supply Contracts and agrees that the Company shall have the right, but not the obligation, from and after the consummation of the Transaction, to purchase Products directly from the Suppliers under the Supply Contracts. The Company may order Products from each Supplier by submitting a purchase order to such Supplier in the manner required or permitted under the Supply Contract. All Products purchased by the Company as a buyer under this Agreement will be purchased and sold directly between the Supplier and the Company in accordance with the terms and conditions of the relevant Supply Contract. The Company shall be directly liable to the Suppliers for the Company’s purchase of any and all Products for the Company’s behalf under such Supply Contracts, and TPIC will be directly liable to the Suppliers for TPIC’s purchase of any and all Products for TPIC’s behalf under such Supply Contracts.

Section 1.2. Amended Supply Contracts. From time to time, TPIC may enter into amendments, modifications or replacements to the Supply Contracts, in TPIC’s sole discretion, so long as such amendments, modifications or replacements do not materially affect the Company’s rights to purchase

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Products under such Supply Contracts. Any such amended, modified or replacement Supply Contracts shall each be deemed a Supply Contract under this Agreement. The Parties will endeavor to update Exhibit A with any such amended, modified or replacement Supply Contracts; provided, that the failure to do so shall not affect the status of such amended, modified or replacement Contract (as defined in the SPA) as a Supply Contract hereunder (which shall not require an amendment to Exhibit A to be effective).

Section 1.3. Additional Obligations. The Parties agree to use commercially reasonable efforts to cooperate with each other to fulfill their respective obligations under this Agreement, and comply with all reasonable requests for information from the other Party related to the Supply Contracts. Further, during the Term (as defined below), TPIC agrees that it shall notify the Company as soon as reasonably practicable in the event TPIC: (i) amends, modifies or replaces an existing Supply Contract; (ii) receives written notice that a Supplier intends to terminate a Supply Contract; (iii) intends to terminate a Supply Contract or allow such contract to expire by its terms; or (iv) is provided written notice from a Supplier that TPIC is in material breach of a Supply Contract.

Section 1.4. TPIC Transition Obligations. TPIC will perform the services for the Company set forth in Exhibit B to this Agreement (collectively, the “Services”), in each case, solely with respect to the Supply Contracts, for the duration specified in Exhibit B. The Parties agree that Sections 5, 6, 7, 8, and 9 of the Transition Services Agreement, dated as of the date hereof, by and among the Company, TPIC, and TPI, Inc. (the “TSA”) shall be incorporated herein mutatis mutandis and shall govern TPIC’s provision of the Services.

Section 1.5. Intellectual Property License. Any intellectual property rights owned or developed by the Parties as a result of such Party’s purchase of a Product shall remain the exclusive intellectual property of that Party. In the event any Products under a given Supply Contract include or were conceived, developed or made using any intellectual property of TPIC or the purchase or use of such Products by the Company would require the use of any intellectual property of TPIC, TPIC hereby grants the Company a fully-paid, non-assessable, worldwide, sublicensable, transferrable and non-exclusive license to TPIC’s intellectual property rights as necessary to use, make, have made, offer for sale, sell, distribute, modify and create derivative works from such Products. The Company shall remain solely responsible for compliance with the terms and conditions of any such license and indemnify TPIC from any loss as a result of the Company’s breach of the terms of such license.

Section 1.6. Direct Contract. TPIC hereby acknowledges that the Company shall be permitted at any time and for any reason to negotiate and enter into one or more separate Contracts directly with any Supplier for the purchase of Products or other products; provided that: (i) the Company shall not, directly or indirectly, take any action that would reasonably be expected to interfere with, damage or impair TPIC’s relationship with such Suppliers; (ii) the Company shall notify TPIC (A) prior to entering into substantive negotiations with respect to the applicable Supplier and (B) prior to signing any such new Contract; and (iii) TPIC’s future obligations under this Agreement with respect to any Products covered by one or more separate Contracts between the Company and any Supplier shall automatically terminate upon the effectiveness of such Contract.

Article II
Volume Discounts; VOLUME OBLIGATIONS; Payments

Section 2.1. Payments. Each Party shall be solely responsible for the payment of all costs, shipping, logistics, taxes and other charges due on or in connection with its purchase of Products under any Supply Contract. In the event that payables due or to be due by the Company are received by TPIC or any of its Affiliates following the consummation of the Transaction, TPIC shall forward such payables to the

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Company and the Company shall thereafter pay such payable in accordance with the relevant purchase order and provide written evidence to TPIC of such payment.

Section 2.2. Discounts. The Company shall have access to, and receive the benefit of, any and all discounts (“Discounts”) offered under any Supply Contract, including, without limitation, any tiered, cumulative quantity, pay-as-you-go, sliding scale Discounts and/or rebate programs as set forth below:

2.2.1 If any Discounts are applied on a volume basis to reduce the purchase price of the Products, the Company shall be entitled to purchase such Products at such Discounted Prices; and

2.2.2 If any Discounts are applied on a lump-sum basis, each Party shall receive the benefit of a Discount under a Supply Contract in proportion to the (i) dollar amount spent on Products, or (ii) amount of Products purchased, as applicable, taking into account all other affiliated buyers under such Supply Contracts.

2.2.3 The basis for determining how Discounts are allocated between the Parties may be modified and adjusted by mutual agreement of the Parties where necessary or appropriate to fairly and equitably reflect the actual purchase of Products by each Party. In the event any Discounts earned under a Supply Contract are not paid to, or received by, the Company directly from the Supplier, then TPIC shall distribute to the Company, the Company’s share of any applicable Discounts within fifteen (15) days of TPIC’s receipt of such Discount from Supplier.

Section 2.3. Volume Obligations. If the Company agrees to any volume obligations for Products that are to be purchased by the Company in a Supply Contract, then the Company shall be liable for such volume obligation. If the Company fails to fulfill the Company’s agreed upon volume obligations under any Supply Contract, then the Company shall indemnify TPIC for all Losses in accordance with Section 5.1. The Company shall not be liable for assuming any volume obligations attributable to TPIC.

Section 2.4. Taxes. The Parties shall be individually responsible for paying any and all taxes, with respect to the Products such Party purchases or any Discount received, under any Supply Contract, including, as applicable, any and all VAT and similar levies.

Article III
TERM; TERMINATION; EFFECT OF TERMINATION

Section 3.1. Term. The term of this Agreement (the “Term”) shall commence on the Effective Date and shall terminate on December 31, 2025, unless earlier terminated in accordance with Section 3.2.

Section 3.2. Termination. Upon mutual written agreement, the Parties may terminate this Agreement at any time, immediately. The Company may terminate this Agreement in its entirety or its right to purchase under any Supply Contract without cause by a written notice sent to TPIC not less than thirty (30) days prior to the effective date of termination. TPIC may terminate the designation of the Company as a buyer under a Supply Contract, in the event the Company fails to materially comply with the terms and conditions of this Agreement related to such Supply Contract, by a written notice sent to the Company not less than thirty (30) days prior to the effective date of such termination. TPIC may terminate this Agreement in its entirety in the event the Company fails to materially comply with the terms and conditions of this Agreement related to all Supply Contracts, by a written notice sent to the Company not less than thirty (30) days prior to the effective date of such termination.

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Section 3.3. Effect of Termination. Upon the termination of this Agreement, all rights and obligations of each Party under this Agreement shall immediately thereafter cease; provided, however, that the provisions of Sections 1.4, 1.5, and 3.3, Article IV, Article V, and Article VI shall survive any termination of this Agreement, and further provided, that the payment obligations under Article II shall survive any termination of this Agreement if, and to the extent, any payments have accrued or are otherwise due and owing as of the date of termination of this Agreement.

Article IV
CONFIDENTIALITY

Section 4.1. Confidential Information. Each of the Parties covenants and agrees to the other Party that it shall, and cause its affiliates to, keep secret and maintain in confidence any confidential or proprietary information and data of the other Party that is obtained or used in connection with this Agreement in accordance with the terms and conditions of the SPA. The foregoing obligations shall be in addition to, and not in lieu of, the obligations contained in Section 2.3 of the Amended and Restated Limited Liability Company Agreement of the Company (the “LLC Agreement”). The Parties acknowledge and agree that the parties will continue to be bound by the LLC Agreement from and after the expiration or earlier termination of this Agreement.

Article V
INDEMNIFICATION and LIMITATION OF LIABILITY

Section 5.1. Mutual Indemnification. Each Party and its successors and assigns (collectively, the “Indemnifying Party”), shall indemnify, defend and hold harmless the other Party and its successors and permitted assigns (collectively, the “Indemnified Party”) against any and all losses, taxes, liabilities, obligations (including indemnification obligations), damages, lawsuits, deficiencies, claims, demands, costs and expenses (whether or not arising out of third-party claims), including interest, penalties and reasonable and documented out-of-pocket legal fees (“Losses”) incurred or suffered by the Indemnified Party arising out of or in connection with the Indemnifying Party’s: (i) breach of this Agreement; (ii) breach of any Supply Contract; or (iii) fraud, bad faith or willful misconduct in the performance of its obligations under this Agreement or any Supply Contract.

Section 5.2. Limitation of Liability. In no event shall either Party be liable to the other for (a) any indirect, special, incidental, punitive, or consequential damages arising out of or related to this Agreement, even if the Party has been advised of the possibility of such damages, or (b) Losses in excess of $500,000; provided that the foregoing limitations shall not apply (i) in the case of fraud, bad faith or willful misconduct of a Party in the performance of its obligations under this Agreement or any Supply Contract; (ii) to the extent actually awarded to a Governmental Entity or to a third party in connection with an indemnifiable claim under Section 5.1; or (iii) payables due or to be due by the Company that are received by TPIC. For the avoidance of doubt, nothing in this Section 5.2 shall limit the obligations of either Party under the SPA or TSA. Each Party’s obligations under this Agreement, and any Supply Contract, are several. Failure by one Party to perform its obligations under this Agreement, or any Supply Contract, will not relieve the other Party of its obligations under this Agreement, or any Supply Contract.

Article VI
MISCELLANEOUS

Section 6.1. Notices. Any notice required or permitted to be given under this Agreement shall be in writing (including facsimile or similar electronic transmission) and sent to the address of the Party set forth in the LLC Agreement, or to such other more recent address of which the sending Party actually has

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received written notice. Each such notice, demand or other communication shall be effective, if given by registered or certified mail, return receipt requested, as of the third (3rd) day after the date indicated on the mailing certificate, or if given by facsimile or other electronic transmission, upon oral or written confirmation of receipt.

Section 6.2. Force Majeure. If the performance of any part of this Agreement by either Party, or of any obligation under this Agreement, is prevented, restricted, interfered with, or delayed by reason of any cause beyond the reasonable control of the Party liable to perform, unless conclusive evidence to the contrary is provided, the Party so affected shall, on giving written notice to the other Party, be excused from such performance to the extent of such prevention, restriction, interference, or delay, provided that the affected Party shall use its reasonable best efforts to avoid or remove such causes of nonperformance and shall continue performance with the utmost dispatch whenever such causes are removed. When such circumstances arise, the Parties shall discuss what, if any, modification of the terms of this Agreement may be required in order to arrive at an equitable solution.

Section 6.3. Successors and Assigns. This Agreement shall be binding on and shall inure to the benefit of the Parties, their respective successors, successors in title, and assigns. Each and every successor in interest to any Party, whether such successor acquires such interest by way of gift, devise, assignment, purchase, conveyance, pledge, hypothecation, foreclosure, or by any other method, shall hold such interest subject to all of the terms and provisions of this Agreement. The rights of the Parties and their successors in interest shall be governed by the terms of this Agreement, and the right of any Party or successor in interest to assign sell, or otherwise transfer or deal with its interests under this Agreement shall be subject to the limitations and restrictions of this Agreement.

Section 6.4. Amendment. Except as otherwise set forth above, no change, modification, or amendment of this Agreement shall be valid or binding on the Parties unless such change or modification shall be in writing signed by the Party against whom the same is sought to be enforced.

Section 6.5. Exhibits. All exhibits hereto are hereby incorporated into this Agreement and made a part hereof as if set out in full in this Agreement.

Section 6.6. Further Assurances. Each Party hereby covenants and agrees that it shall execute and deliver such deeds and other documents as may be reasonably required to implement any of the provisions of this Agreement.

Section 6.7. No Waiver. The failure of any Party to insist on strict performance of a covenant hereunder or of any obligation hereunder shall not be a waiver of such Party’s right to demand strict compliance therewith in the future, nor shall the same be construed as a novation of this Agreement.

Section 6.8. Governing Law; Jurisdiction. This Agreement shall be governed and construed according to the laws of the State of Delaware, without regard to any principles of law governing the conflict of laws which, if applied, might require the application of the laws of another jurisdiction. The Parties hereby irrevocably agree to the exclusive jurisdiction of the state or federal courts of Delaware, and each Party hereby waives any right or basis it may have to object to or claim a venue other than Delaware.

Section 6.9. Severability. If any provision contained in this Agreement is for any reason held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect any other provision of this Agreement, and this Agreement will be construed as if such invalid, illegal or unenforceable provision had never been contained herein, unless the invalidity of any such provision substantially deprives either Party of the practical benefits intended to be conferred by this Agreement.

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Notwithstanding the foregoing, any provision of this Agreement held invalid, illegal or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable, and the determination that any provision of this Agreement is invalid, illegal or unenforceable as applied to particular circumstances will not affect the application of such provision to circumstances other than those as to which it is held invalid, illegal or unenforceable.

Section 6.10. No Assignment. Except as expressly permitted under this Agreement, the Company may not assign any of its rights or obligations hereunder to any other person without the prior written consent of TPIC. Any attempted assignment of this Agreement in violation of this Section 6.10 shall be void and of no effect. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by the Parties and their respective successors and permitted assigns.

Section 6.11. No Third-Party Beneficiaries. This Agreement is for the sole benefit of the Parties and their permitted assigns, and nothing herein express or implied shall give or be construed to give to any person, other than the Parties and such assigns, any legal or equitable rights hereunder.

Section 6.12. No Agency or Partnership. Nothing in this Agreement will create, or will be deemed to create a partnership, joint venture or the relations of principal and agent between the Parties. By entering into this Agreement, neither Party is, in any way, assuming any liabilities, debts or obligations of the other Party, whether now exiting or hereafter created.

Section 6.13. Entire Agreement. This Agreement constitutes the entire agreement and understanding of the Parties hereto in respect of the subject matter hereof and all other prior or contemporaneous agreements or negotiations (but not including the SPA) are hereby superseded.

Section 6.14. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, all of which together will constitute one and the same Agreement. Counterparts to this Agreement transmitted by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as a signed original.

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IN WITNESS WHEREOF, the Parties have executed this Agreement to be effective as of the Effective Date.

TPI COMPOSITES, INC.

By:

Name: William E. Siwek

Title: President and Chief Executive Officer

TPI INC.

By:

Name: William E. Siwek

Title: President and Chief Executive Officer

[Signature page to Supply Agreement]

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EXHIBIT A

MATERIAL SUPPLY CONTRACTS

• Hexion Inc. (Westlake)

• Westlake Epoxy Inc

• Composites One

• Vectorply Corp

• Saertex USA LLC

• 3A

Exhibit A-1

EXHIBIT B

SERVICES

TPIC shall provide the following Services for a period not to exceed 180 days from the Effective Date:

Support for material ordering	Assist the transactional teams at the site to have the proper tools in place to ensure they can continue to order material for globally managed items including BPA creation if needed.
MTCs and Contract development support	Support development of MTCs and contract templates for the Automotive business for support with New or Non wind suppliers
Business processes and procedures	Support in transferring where needed the global procurement processes and procedures.

TPIC shall provide the following Services for the Term of the Agreement:

Continued support and guidance for the IATF Quality certification and maintenance of the certification D10:D23	Continue to work with and include all automotive opportunities in Global RFP and contracting with both current or new wind and non-wind suppliers.
Supplier Audit support	Continued support for auditing of suppliers for Automotive, particularly the shared supply base with the Wind business
IATF Quality Certification	Continued support and guidance for the IATF Quality certification and maintenance of the certification

Exhibit A-1

Exhibit B

TRANSITION SERVICES AGREEMENT

This Transition Services Agreement (the “Agreement”) is entered into effective June 30, 2024 (the “Effective Date”) by and among, TPI Inc., a Delaware Corporation (the “Company”) TPI Composites, Inc., a Delaware corporation (“TPIC”), and Composite Solutions, Inc., Inc., a Delaware corporation and wholly-owned subsidiary of TPIC (“CSI” and, together with TPIC, the “TPIC Parties”). The Company, TPIC and CSI are sometimes hereinafter referred to individually as “Party” or collectively as “Parties”.

WHEREAS, the Company, TPIC, CSI and CCI Global Water Fund LP, a Delaware limited partnership (“CCI”), entered into a Stock Purchase Agreement (the “SPA”) effective as of June 17, 2024, pursuant to which (i) CSI has agreed to sell, transfer, convey, assign and deliver to the Company, and CCI has agreed to accept and acquire from CSI, all of the outstanding shares of the Company;

WHEREAS, the Parties desire to enter into an arrangement whereby the TPIC Parties will continue to perform certain services from and after the Effective Date with respect to the Company’s business, pursuant to the terms of this Agreement.

NOW THEREFORE, in consideration of the mutual covenants set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:

1. Definitions. Any capitalized terms used in this Agreement which are not otherwise defined herein have the meanings given to them in the SPA; provided, however, that it is not the intent of the Parties to amend or modify the SPA.

2. Services. The TPIC Parties will perform the services for the Company set forth in Exhibit A to this Agreement solely for the applicable duration specified in Exhibit A (collectively, the “Services”). The Parties acknowledge that, notwithstanding anything in this Agreement, the Company, pursuant to the terms of the SPA, is owner and operator of record of the Company’s business, and as such retains primary responsibility under applicable law for the operation of the Company’s business. The Company acknowledges and agrees that during the Term, it may not elect to terminate, modify or remove any Service if such termination, modification or removal could, in the reasonable opinion of the TPIC Parties, compromise or adversely affect the technology infrastructure and/or cybersecurity posture or position of the TPIC Parties.

3. Compensation. As consideration for provision of the Services, the Company shall pay to TPIC the fees specified for each Service in Exhibit A (the “TPIC Compensation”), which shall be invoiced by TPIC on a monthly basis. Payment of the TPIC Compensation for an applicable month by the Company shall be made by electronic funds transfer or wire transfer no later than ten (10) days following the Company’s receipt of the invoice for the applicable month. In addition to the TPIC Compensation, the Company shall reimburse the TPIC Parties for any third party fees or expenses the TPIC Parties incur in connection with the Services, which such reimbursement shall be paid by the Company to the applicable TPIC Party within ten (10) days of the Company’s receipt of an invoice for such costs or expenses.

4. Website Access. For a period of thirty (30) days following the Effective Date, TPIC shall include a hyperlink on its website, tpicomposites.com, that directs to the Company’s website, which shall have been identified by the Company at least five (5) days prior to the Effective Date.

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5. Intellectual Property License. The TPIC Parties hereby grant to the Company during the Term an irrevocable, worldwide, non-exclusive, non-sublicensable, non-transferable, royalty-free and fully paid up license to, solely for use in connection with the operation of the Business by the Company, all Intellectual Property owned by the TPIC Parties prior to the Effective Date and not included in the TPI Intellectual Property, other than trademarks and domain names.

6. Term and Termination. The term of this Agreement (the “Term”) shall commence on the Effective Date and shall terminate on May 31, 2025, unless terminated early as provided herein. The Company may terminate this Agreement at any time during the Term by providing no less than thirty (30) days prior written notice thereof to the TPIC Parties. Such notice shall be in writing and shall be provided in accordance with Section 14 below. The TPIC Compensation shall be paid in full upon any early termination of this Agreement pursuant to this Section 6.

7. Operating Procedures.

(a) The TPIC Parties and Company shall communicate as reasonably necessary during the Term of this Agreement to permit the safe and efficient provision of the Services. The TPIC Parties agree to render the Services in accordance with all applicable rules, laws, regulations, orders or other legal requirements.

(b) Notwithstanding anything herein to the contrary, in no event shall the TPIC Parties be obligated to: (i) provide any Services that would be unlawful for the TPIC Parties to provide or that would require the TPIC Parties to violate any applicable law; (ii) provide any Services that in the TPIC Parties’ reasonable determination could create deficiencies in the TPIC Parties’ controls over financial information or adversely affect the maintenance of the TPIC Parties’ financial books and records or the preparation of its financial statements; (iii) maintain the employment of any specific employee; (iv) purchase, lease or license any additional equipment or software; (v) create or supply any documentation or information not currently existing or readily available; (vi) enter into new or additional contracts with third parties or change the scope of current contracts with third parties or take any actions that would result in the breach of any contract; (vii) provide any Service to the extent and for so long as the performance of such Service becomes impracticable as a result of a cause or causes outside the reasonable control of the TPIC Parties; or (viii) make changes or modifications to the design, display, or operation of any system used in the Services beyond the capabilities and functions as they existed at the Effective Date.

8. Transition Representatives. The TPIC Parties, on one hand, and the Company, on the other hand, shall each designate an appropriate point of contact for all questions and issues relating to the Services during the Term (the “Transition Representatives”). The Transition Representative for the TPIC Parties shall be Ryan Miller, and the Transition Representative for the Company shall be Jerry Lavine, unless a substitute is designated by the TPIC Parties or the Company, respectively, from time to time, by written notice to the other Parties.

9. Records. The TPIC Parties shall use commercially reasonable efforts to create and maintain generally the same records incident to the Services as were created and maintained by the TPIC Parties prior to the Effective Date.

10. RELEASE.

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TO THE FULLEST EXTENT PERMITTED BY LAW, THE COMPANY HEREBY IRREVOCABLY AND UNCONDITIONALLY RELEASES AND FOREVER DISCHARGES THE TPIC PARTIES, ANY AFFILIATES OF THE TPIC PARTIES, AND EACH OF THEIR RESPECTIVE CURRENT OR FORMER EQUITY HOLDERS, DIRECTORS, OFFICERS, EMPLOYEES, MANAGERS, PARTNERS, PRINCIPALS, ADVISORS, AGENTS AND OTHER REPRESENTATIVES (INCLUDING ATTORNEYS, ACCOUNTANTS, CONSULTANTS, BANKERS AND FINANCIAL ADVISORS), SUCCESSOR ASSIGNS (THE “TPIC INDEMNIFIED PARTIES”) FROM ANY AND ALL LOSSES WHICH ARISE OUT OF, IN CONNECTION WITH, OR RESULT FROM THE PROVISION OF ANY OF THE SERVICES UNDER THIS AGREEMENT, EVEN IF SUCH DAMAGES ARE CAUSED, IN WHOLE OR IN PART BY THE SOLE, JOINT, CONCURRENT, ACTIVE OR PASSIVE NEGLIGENCE OR FAULT OF THE TPIC INDEMNIFIED PARTIES (BUT NOT INCLUDING THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE TPIC INDEMNIFIED PARTIES); PROVIDED THAT SUCH RELEASE AND DISCHARGE SHALL NOT APPLY TO ANY RIGHTS ARISING UNDER THE SPA OR THE LLC AGREEMENT.

TO THE FULLEST EXTENT PERMITTED BY LAW, THE TPIC PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY RELEASE AND FOREVER DISCHARGE THE COMPANY, ANY AFFILIATES OF THE COMPANY, AND EACH OF THEIR RESPECTIVE CURRENT OR FORMER EQUITY HOLDERS, DIRECTORS, OFFICERS, EMPLOYEES, MANAGERS, PARTNERS, PRINCIPALS, ADVISORS, AGENTS AND OTHER REPRESENTATIVES (INCLUDING ATTORNEYS, ACCOUNTANTS, CONSULTANTS, BANKERS AND FINANCIAL ADVISORS), SUCCESSOR ASSIGNS (THE “COMPANY INDEMNIFIED PARTIES”) FROM ANY AND ALL LOSSES WHICH ARISE OUT OF, IN CONNECTION WITH, OR RESULT FROM THE PROVISION OF ANY OF THE SERVICES UNDER THIS AGREEMENT, EVEN IF SUCH DAMAGES ARE CAUSED, IN WHOLE OR IN PART BY THE SOLE, JOINT, CONCURRENT, ACTIVE OR PASSIVE NEGLIGENCE OR FAULT OF THE COMPANY INDEMNIFIED PARTIES (BUT NOT INCLUDING THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE COMPANY INDEMNIFIED PARTIES); PROVIDED THAT SUCH RELEASE AND DISCHARGE SHALL NOT APPLY TO ANY RIGHTS ARISING UNDER THE SPA OR THE LLC AGREEMENT.

11. Access. The Company hereby grants to the TPIC Parties the right, during the Term, to maintain, operate, construct, reconstruct, replace, repair, protect, and remove equipment owned by the TPIC Parties (or equipment owned by affiliates of the TPIC Parties) currently located at 373 Market Street, Warren, RI 02885 (the “Premises”), to perform the Services pursuant to this Agreement together with rights of ingress and egress to the Premises. During the Term, the Company hereby grants the TPIC Parties such access to the Company’s assets and properties as the TPIC Parties deems reasonably necessary to carry out its Services.

12. Entire Agreement; Modification. This Agreement expresses the entire agreement of the Parties with respect to its subject matter, and all other prior or contemporaneous agreements or negotiations (but not including the SPA) are hereby superseded. No modification of this Agreement shall be made except by the execution of the TPIC Parties and the Company of written agreements that specifically refer to this Agreement.

13. No Third Party Beneficiary. It is expressly understood that the provisions of this Agreement do not impart enforceable rights in anyone who is not a Party or a successor or assign of a Party hereto

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(other than Section 10 of this Agreement, of which all Persons and entities described as indemnitees therein are intended beneficiaries of that section).

14. Notices. Except as otherwise expressly provided in this Agreement to the contrary, any notice required or permitted to be given under this Agreement shall be in writing (including facsimile or similar electronic transmission) and sent to the address of the Party set forth in the SPA, or to such other more recent address of which the sending Party actually has received written notice. Each such notice, demand or other communication shall be effective, if given by registered or certified mail, return receipt requested, as of the third (3rd) day after the date indicated on the mailing certificate, or if given by facsimile or other electronic transmission, upon oral or written confirmation of receipt.

15. Headings. The headings of the sections of this Agreement have been inserted for convenience of reference only and shall in no way affect the interpretation of any of the provisions of this Agreement.

16. Severability. If any provision of this Agreement or the application of any such provision shall be held to be invalid, illegal or unenforceable in any respect by a governmental authority of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof. The Parties intend that in lieu of any such invalid, illegal or unenforceable provision, there shall be added, as part of this Agreement, a provision as similar in terms to such invalid, illegal or unenforceable provision as may be possible and may be valid, legal and enforceable.

17. Governing Law and Venue. This Agreement shall be governed and construed according to the laws of the State of Delaware, without regard to any principles of law governing the conflict of laws which, if applied, might require the application of the laws of another jurisdiction. The Parties hereby irrevocably agree to the exclusive jurisdiction of the state or federal courts of Delaware, and each Party hereby waives any right or basis it may have to object to or claim a venue other than Delaware.

18. Assignment. Neither this Agreement nor the rights and obligations under it may be assigned or delegated by a Party without the non-assigning Party’s prior written consent, which consent shall not be unreasonably withheld. If the non-assigning Party’s consent is withheld, any attempted assignment or delegation shall be null and void. Notwithstanding anything herein to the contrary, the TPIC Parties shall have the right to perform the Services through any Affiliate or third party contractor.

19. Joint Efforts. This Agreement was prepared with each of the Parties having access to their own legal counsel. Accordingly, the Parties stipulate and agree that this Agreement shall be deemed and considered for all purposes as prepared through the joint efforts of the Parties and shall not be construed against one or the other as a result of the preparation, submittal or other event of negotiation or drafting.

20. Insurance. The Company is responsible for satisfying all insurance requirements in connection with operation of the Company’s business.

21. Independent Contractor. In all events the TPIC Parties and their representatives shall be independent contractors in accordance with the specifications herein set out. The Company shall have no right at any time to direct or supervise the TPIC Parties or their servants or employees as to the manner, means, and methods in which the Services are performed. Neither of the TPIC

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Parties nor anyone employed by the TPIC Parties shall be deemed to be an employee, agent, servant, or representative of the Company. The TPIC Parties shall be responsible for the payment of their federal income tax, social security tax, workers’ compensation insurance, unemployment tax, and other similar payments, if any, relating to its business and employees, and the Company shall not withhold any amounts for such purposes from payments made under this Agreement. As independent contractors, neither of the TPIC Parties nor anyone employed by the TPIC Parties will be eligible for the benefits provided to regular employees of the Company, including, but not limited to health and disability insurance. The TPIC Parties’ engagement as independent contractors for the Company will terminate upon the termination of this Agreement as provided for herein.

22. Disclaimer. The TPIC Parties make no representations or warranties of any kind, implied or expressed, with respect to the Services, including, without limitation, warranties of merchantability or fitness for a particular purpose, which are specifically disclaimed.

23. Force Majeure. No Party shall be responsible for any loss or damage to the other for any act, omission or circumstance occasioned by or in consequence of a Force Majeure Event affecting such Party, and no Party shall be required to perform hereunder (other than an obligation to make payments due and owing under this Agreement) by reason of and for the duration of any Force Majeure Event, if the Party claiming such event has complied with the provisions of this Section 23.

“Force Majeure Event” means any event that directly or indirectly renders a Party unable, wholly or in part, to perform or comply with any obligation, covenant or condition in this Agreement, if the event, or the adverse effects of the event, is outside of the reasonable control of, and could not have been prevented by, the affected Party with reasonable foresight, at reasonable cost, and by the exercise of reasonable diligence in good faith, and is not attributable to the negligence or willful misconduct of the affected Party. Force Majeure Events include, without limitation, the following events (to the extent they otherwise satisfy the definition):

(a) act of God, fire, lighting, landslide, earthquake, storm, hurricane, hurricane warning, flood, high water, washout, or explosion;

(b) strike, lockout or other industrial disturbance, act of the public enemy, war, act of terrorism, sabotage, military operation, blockade, insurrection, riot, epidemic, pandemic, arrest or restraint of government or people, civil disturbance or national emergency;

(c) breakage or destruction of or accident or damage to machinery, equipment, Assets or lines of pipe, and the repair, maintenance, replacement, test or alteration to the machinery, equipment, Assets or lines of pipe, and the freezing of pipe; or

(d) act, order or requisition of any governmental agency or acting governmental authority, or any governmental proration, regulation or priority.

The Party affected by the Force Majeure Event shall:

i. notify the other Parties of the Force Majeure Event, within a reasonable time after its occurrence, giving reasonably full particulars and its best estimate of the time required to remedy the Force Majeure Event;

ii. keep the other Parties informed of all significant developments; and

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iii. exercise diligence in good faith to remedy the Force Majeure Event and resume full performance under this Agreement as soon as reasonably practicable.

Notice under this Section 23 may be by telephone or any other means of communication available at the time but shall be followed by notice in writing as soon as reasonably practicable.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

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This Agreement is hereby executed by each of the undersigned on behalf of the Parties hereto effective as of the Effective Date.

TPI INC. By: Name: William E. Siwek Title: President and Chief Executive Officer

[Signature Page to Transition Services Agreement]

ACTIVE/126804559.13

This Agreement is hereby executed by each of the undersigned on behalf of the Parties hereto effective as of the Effective Date.

TPI COMPOSITES, INC. By: Name: William E. Siwek Title: President and Chief Executive Officer COMPOSITE SOLUTIONS, INC. By: Name: William E. Siwek Title: President and Chief Executive Officer

[Signature Page to Transition Services Agreement]

ACTIVE/126804559.13

EXHIBIT A

SERVICES

(See attached.)

[Signature Page to Transition Services Agreement]

ACTIVE/126804559.13

Schedule 1.01

Products

1. HV battery pack enclosures and components

2. Thermal barriers

3. Structural components for passenger vehicles and light duty trucks

4. Structural components and full bodies for delivery van, commercial truck and bus applications

5. Commercial truck exterior structural enclosures

6. Engineering services for product and process development, and material testing / characterization

[Signature Page to Transition Services Agreement]

ACTIVE/126804559.13

Schedule 1.02

Required Consents

1. All purchase orders issued by Tesla per the Telsa General Terms and Conditions for Prototype or Production Parts or Services, Tesla General Terms and Conditions for Procurement of Production Equipment and Services and Tesla General Terms and Conditions for Procurement of Production and Pre-Production Products.

[Signature Page to Transition Services Agreement]

ACTIVE/126804559.13

Schedule 1.03

Current Assets and Current Liabilities

See Attached

ACTIVE/126345968.16